Exhibit 10.1

Execution Copy

Published CUSIP Number: 88602GAC5
Term Loan CUSIP Number:88602GAD3

$700,000,000

TERM LOAN CREDIT AGREEMENT

dated as of March  1, 2021,

by and among

THRYV HOLDINGS, INC.,
as Holdings,

THRYV, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

- i -

(continued)

		Page

SECTION 3.13	Incremental Term Loans.	76

SECTION 3.14	Amend and Extend Transactions.	78

SECTION 3.15	Refinancing Facilities.	79

ARTICLE IV CONDITIONS OF CLOSING AND BORROWING		80

SECTION 4.1	Conditions to Closing and Initial Term Loan	80

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES		84

SECTION 5.1	Organization; Power; Qualification	84

SECTION 5.2	Ownership	84

SECTION 5.3	Authorization; Enforceability	85

SECTION 5.4	Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc	85

SECTION 5.5	Compliance with Law; Governmental Approvals	85

SECTION 5.6	Tax Returns and Payments	86

SECTION 5.7	Intellectual Property Matters	86

SECTION 5.8	Environmental Matters.	86

SECTION 5.9	Employee Benefit Matters.	87

SECTION 5.10	Margin Stock	88

SECTION 5.11	Government Regulation	88

SECTION 5.12	Employee Relations	88

SECTION 5.13	Financial Statements	89

SECTION 5.14	No Material Adverse Change	89

SECTION 5.15	Solvency	89

SECTION 5.16	Title to Properties	89

SECTION 5.17	Litigation	88

SECTION 5.18	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.	89

SECTION 5.19	Absence of Defaults	90

SECTION 5.20	Senior Indebtedness Status	90

SECTION 5.21	Disclosure	90

SECTION 5.22	Security Interest in Collateral	90

SECTION 5.23	Tax Consolidation and Payment of Taxes	91

ARTICLE VI AFFIRMATIVE COVENANTS		91

SECTION 6.1	Financial Statements	91

SECTION 6.2	Certificates; Other Reports	92

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

EXHIBITS
Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit H	-	Form of Joinder Agreement
Exhibit I	-	Form of Auction Procedures
Exhibit J	-	Form of Affiliated Lender Assignment and Assumption

SCHEDULES
Schedule 1.1	-	Designated Operational FX Hedge
Schedule 5.1	-	Jurisdictions of Organization and Qualification of Subsidiary Guarantors
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 5.9	-	ERISA Plans
Schedule 5.12	-	Labor and Collective Bargaining Agreements
Schedule 5.16	-	Real Property
Schedule 5.17	-	Litigation
Schedule 6.18	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3	-	Existing Loans, Advances and Investments
Schedule 7.7	-	Transactions with Affiliates

vi

TERM LOAN CREDIT AGREEMENT, dated as of March 1, 2021, by and among THRYV HOLDINGS, INC., a Delaware corporation, as Holdings, THRYV, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement from time to time pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent and Australian Security Trustee for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, a certain term loan credit facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1        Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Administrative Agent” means, individually or collectively as the context may require, (a) Wells Fargo, in its capacity as administrative agent and ABL Australian Security Trustee under the ABL Credit Agreement and (b) each co-collateral agent under the ABL Documents and, in each case, their respective successors and assigns in such capacity.

“ABL Australian Security Trustee” means the Australian security trustee appointed under the ABL Documents and its successors and assigns in such capacity.

“ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among the Borrower and certain of its Subsidiaries, as borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder, and the ABL Administrative Agent, as administrative agent thereunder, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2019, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 21, 2019, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of August 20, 2019, that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of January 28, 2020 and that certain Fifth Amendment to Amended and Restated Credit Agreement, dated as of the date hereof (the “Fifth ABL Amendment”), and as further amended, supplemented, modified, replaced, restated or amended and restated from time to time in accordance with the terms thereof, the terms of this Agreement and the terms of the Closing Date Intercreditor Agreement.

“ABL Documents” means, collectively, the ABL Credit Agreement, all other “Loan Documents” as such term is defined in the ABL Credit Agreement, as amended, modified, supplemented, restated, or amended and restated from time to time in accordance with the terms thereof, this Agreement and the Closing Date Intercreditor Agreement.

“ABL Obligations” means “Obligations” as such term is defined in the ABL Credit Agreement; provided that the ABL Obligations shall at all times (a) be subject to, and the administrative agent thereunder party to, the Closing Date Intercreditor Agreement and (b) be an asset-based facility with advances thereunder based on a borrowing base.

“ABL Priority Collateral” has the meaning assigned to “ABL Priority Collateral” in the Closing Date Intercreditor Agreement.

“Acceptable Junior Lien Intercreditor Agreement” means, in connection with any Indebtedness that is, or is intended to be, secured by the Collateral on a junior basis, an intercreditor agreement that is reasonably satisfactory to the Borrower and the Administrative Agent, among the Administrative Agent, the ABL Administrative Agent (so long as the ABL Credit Agreement is in effect), one or more representatives for the holders of any Indebtedness that is, or is intended to be, secured by the Collateral on a pari passu basis (if applicable) and one or more representatives for the holders of any Indebtedness that is, or is intended to be, secured by the Collateral on a junior basis with the Secured Obligations, and acknowledged by the Credit Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements or a quality of earnings report prepared by an independent third party accounting firm that is reasonably acceptable to the Administrative Agent; provided that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of Holdings and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for Holdings and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.

“Acquired Entities” means, collectively, (a) Sensis Holdings, (b) Sunshine SPV and (c) the Sunshine Target and its domestic and Australian Subsidiaries (as defined in the Sunshine Acquisition Agreement).

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and where the context requires, shall include Wells Fargo, in its capacity as Australian Security Trustee, and any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, collectively, any Affiliate of the Borrower or a Permitted Investor (other than Holdings, the Borrower and their respective Subsidiaries or any natural Person) and shall include all of the Designated Affiliated Lenders and the Non-Designated Affiliated Lenders.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9) that is an Affiliated Lender, and accepted by the Administrative Agent, in substantially the form attached as Exhibit J or any other form reasonably satisfactory to the Administrative Agent.

“Affiliated Lender Cap” has the meaning assigned thereto in Section 10.9(h)(iv).

“Agent Parties” has the meaning assigned thereto in Section 10.1(e).

“Agreement” means this Term Loan Credit Agreement.

“All-In Yield” means, as to any Indebtedness, the effective all-in yield applicable thereto as determined in a manner consistent with generally accepted financial practices, taking into account: (a) interest rate margins, (b) original issue discount (“OID”) and upfront or similar fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower or any of its Subsidiaries or Affiliates to the lenders under, or holders of, such Indebtedness in the initial primary syndication thereof (with OID and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Indebtedness)), and (c) any interest rate floor, but excluding (i) any arrangement, commitment, structuring, agency or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Indebtedness, (ii) any ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided that (A) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the All-In Yield and (B) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is equal to or greater than such floor, the floor will be disregarded in calculating the All-In Yield.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia and the Anti-Money Laundering and Counter-Terrorism Financing Rules of Australia.

“Applicable ECF Percentage” means, with respect to any determination of Excess Cash Flow, (a) 100% for any fiscal quarter of the Borrower with respect to which the Total Net Leverage Ratio (as of the end of the applicable fiscal quarter for which Excess Cash Flow is being calculated) is greater than 1.50 to 1.00, (b) 75% for any fiscal quarter of the Borrower with respect to which the Total Net Leverage Ratio (as of the end of the applicable fiscal quarter for which Excess Cash Flow is being calculated) is greater than 1:00 to 1:00 but equal to or less than 1.50 to 1.00, (c) 50% for any fiscal quarter of the Borrower with respect to which the Total Net Leverage Ratio (as of the end of the applicable fiscal quarter for which Excess Cash Flow is being calculated) is greater than 0.50 to 1:00 but equal to or less than 1.00 to 1.00, and (d) 25% for any fiscal quarter of the Borrower with respect to which the Total Net Leverage Ratio (as of the end of the applicable fiscal quarter for which Excess Cash Flow is being calculated) is less than 0.50 to 1.00.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means a percentage per annum equal to (a) for LIBOR Rate Loans, 8.50%, and (b) for Base Rate Loans 7.50%.  The Applicable Margin shall be increased as, and solely to the extent, required by the MFN Protection.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.

“ASIC” means the Australian Securities and Investments Commission.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction or division), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of Holdings to any Person that is not a Credit Party or any Subsidiary thereof. For the avoidance of doubt, the write-off of any assets subject to the Tucker Lease shall not be deemed to constitute an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9) that is not an Affiliated Lender, and accepted by the Administrative Agent, in substantially the form attached as Exhibit F or any other form reasonably satisfactory to the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease or operating lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Australia” means the Commonwealth of Australia.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Credit Party” means each Credit Party incorporated under the laws of Australia.

“Australian Featherweight Security Deed” means the featherweight security deed to be entered into on the Australian Sunshine Targets Accession Date between Thryv Ausco, each Australian Sunshine Target and the Australian Security Trustee, in form and substance reasonably satisfactory to the Administrative Agent.

“Australian General Security Deed” means the general security deed to be entered into on the Australian Sunshine Targets Accession Date between Thryv Ausco, each Australian Sunshine Target and the Australian Security Trustee, in form and substance reasonably satisfactory to the Administrative Agent.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian Security Documents” means the collective reference to (a) the Australian General Security Deed, (b) the Australian Featherweight Security Deed, (c) the Australian Specific Security Deed, and (d) all other security documents governed by the laws of Australia hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.

 “Australian Security Trust Deed” means the security trust deed to be entered into on the Australian Sunshine Targets Accession Date between, among others, TIH, Thryv Ausco, each Australian Sunshine Target and the Australian Security Trustee, in form and substance reasonably satisfactory to the Administrative Agent.

“Australian Security Trustee” means Wells Fargo in its capacity as Australian security trustee hereunder and any successor or assign acting in such capacity.

“Australian Specific Security Deed” means the specific security deed (marketable securities) to be entered into on the Australian Sunshine Targets Accession Date between TIH and the Australian Security Trustee, in form and substance reasonably satisfactory to the Administrative Agent.

“Australian Subsidiary” means any Subsidiary incorporated or organized under the laws of Australia.

“Australian Sunshine Targets” means each of (a) Sunshine SPV, (b) the Sunshine Target, (c) Project Sunshine II Pty Limited ACN 167 275 890, (d) Project Sunshine III Pty Limited ACN 167 276 066, (e) Project Sunshine IV Pty Limited ACN 167 276 226, (f) Sensis Pty Ltd ACN 007 423 912, (g) Sensis Holdings Pty Ltd ACN 090 894 769, (h) Citysearch Australia Pty. Ltd. ACN 076 673 857, (i) Australian Local Search Pty Limited ACN 109 826 351, and (j) Life Events Media Pty Limited ACN 118 014 298.

“Australian Sunshine Targets Accession Date” means the date following the Australian Whitewash Completion Date (or such later date as may be determined by the Administrative Agent in its sole discretion) on which each Australian Sunshine Target, TIH and Thryv Ausco executes each of the documents to which it is a party under Section 6.18.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) of Australia.

“Australian Tax Consolidated Group” means a “Consolidated Group” or an “MEC Group” as defined in the Australian Tax Act.

“Australian TFA” means any tax funding agreement for Australian tax consolidation purposes.

“Australian TSA” means an agreement between the members of an Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the applicable Australian Tax Act and complies with the applicable Australian Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the applicable Australian Tax Act.

“Australian Whitewash Completion Date” means the date (following the expiry of all required time periods under the Australian Corporations Act before the Australian Security Documents can be executed) of completion of the Australian Whitewash Transaction.

“Australian Whitewash Documents” means all documents (including all resolutions, notices of meeting, explanatory statements and forms) that are required to be lodged with ASIC in connection with the Australian Whitewash Transaction.

“Australian Whitewash Transaction” means the transaction by which Thryv Ausco and each Australian Sunshine Target, among others: (i) passes all resolutions that are required to be passed in accordance with section 260B of the Australian Corporations Act to approve the giving of financial assistance in connection with the entry into and performance of obligations under each Loan Document to which it is proposed to be a party within the required time periods; and (ii) lodges all its relevant Australian Whitewash Documents with ASIC in accordance with section 260B of the Australian Corporations Act.

“Available Amount” means, at any time, an amount, at such time (which shall not be less than zero) equal to the sum, without duplication, of:

(a)          $25,000,000; plus

(b)          Retained Excess Cash Flow: plus

(c)          one hundred percent (100%) of the aggregate Net Cash Proceeds and the fair market value of Cash Equivalents or other property received by the Borrower since the Closing Date from (i) an Equity Issuance of Qualified Equity Interests (other than an Equity Issuance (A) of Disqualified Equity Interests, (B) from Holdings or a Subsidiary thereof to Holdings or a Subsidiary thereof or (C) in connection with a Specified Equity Contribution) and (ii) Indebtedness of the Borrower or a Subsidiary of the Borrower that has been converted into or exchanged for Qualified Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; plus

(d)        one hundred percent (100%) of the aggregate amount of cash and the fair market value of Cash Equivalents or other property contributed to the capital of the Borrower from a Person other than Holdings or its Subsidiaries following the Closing Date (other than Disqualified Equity Interests or any Specified Equity Contribution); plus

(e)          one hundred percent (100%) of (i) the aggregate amount received in cash and the fair market value of any Cash Equivalents or other Property received by means of (A) a sale or other disposition (other than to Holdings or its Subsidiaries) of Investments made by the Borrower or a Subsidiary pursuant to Section 7.3(n) and (B) repurchases and redemptions of such Investments from the Borrower or any of its Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Investments made by the Borrower or the Subsidiaries pursuant to Section 7.3(n), in each case, not in an amount in excess of the original amount of such Investment and (ii) returns, profits, distributions and similar amounts actually received by the Borrower and its Subsidiaries on Investments made pursuant to Section 7.3(n) and not in an amount in excess of the original amount of such Investment; plus

(f)           the aggregate amount of Declined Proceeds retained by the Borrower and its Subsidiaries pursuant to Section 2.4(b)(vi); minus

(g)          the aggregate amount of Investments made pursuant to Section 7.3(n) prior to such date of determination; minus

(h)          the aggregate amount of Restricted Payments made pursuant to Section 7.6(f) prior to such date of determination; minus

(i)            the aggregate amount of Restricted Junior Debt Payments made pursuant to Section 7.9(b)(iv) prior to such date of determination.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 2.00%.

“Base Rate Loan” means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(c)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a)          with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

 (1)        the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedge Agreement in place with respect to any of the Term Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

 (2)           the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

 (3)         the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b)          with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)          for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

 (a)          the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

 (b)         the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark for the applicable Corresponding Tenor;

(2)          for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(3)          for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3.8(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)           in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 3.8(c)(i)(B); or

(d)          in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Thryv, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Capital Expenditures” means, with respect to Holdings and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a Consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period.

“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, collectively, (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof; (b) investments in commercial paper (other than commercial paper issued by the Borrower or any of its Affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“CFC” means a Foreign Subsidiary (other than an Acquired Entity) that is a “controlled foreign corporation” under Section 957 of the Code and any Subsidiary owned directly or indirectly by such Foreign Subsidiary.

“CFC Holdco” means a Subsidiary substantially all the assets of which consist of Equity Interests in Foreign Subsidiaries that each constitute a CFC and/or Indebtedness or accounts receivable owed by Foreign Subsidiaries that each constitute a CFC or are treated as owed by any such Foreign Subsidiaries for U.S. federal income tax purposes.

“Change in Control” means an event or series of events by which:

(a)          at any time, Holdings shall fail to own one hundred percent (100%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower;

(b)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the Equity Interests entitled to vote for members of the board of directors (or equivalent governing body) of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) representing more than 40% of the total voting power of all of the outstanding Equity Interests of Holdings; or

(c)          the occurrence of a change in control, or other similar provision, as defined in the ABL Credit Agreement or any agreement or instrument evidencing any Refinancing Equivalent Indebtedness, any Incremental Equivalent Indebtedness, any other Indebtedness or Equity Interests in excess of the Threshold Amount obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Term Loan, whether such Term Loan is the Initial Term Loan, an Incremental Term Loan, an Extended Term Loan or a Refinancing Term Loan.

“Closing Date” means the date of this Agreement.

“Closing Date Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent and the ABL Administrative Agent and acknowledged by the Credit Parties.

“Co-Investor” means, with respect to Mudrick, any fund or investment vehicle that (a) is organized by Mudrick for the purpose of making equity or debt investments in one or more companies and (b) is advised, managed or controlled by, or under common control or management with, Mudrick, but in each case, excluding any portfolio companies of Mudrick or any portfolio companies of the Co-Investors. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person that is a competitor of the Sunshine Target, the Borrower or any of their respective Subsidiaries operating in the same industry or a substantially similar industry which offers a substantially similar product or service as the Sunshine Target, the Borrower or any of their respective Subsidiaries.

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Holdings substantially in the form attached as Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries:

(a)           Consolidated Net Income for such period; plus

(b)          the sum of the following, without duplication, and (except in the case of clauses (b)(viii) and (b)(x)(B) below) to the extent deducted in determining Consolidated Net Income for such period:

 (i)            Consolidated Interest Expense;

 (ii)          Taxes paid or provisions for Taxes, in each case, measured by net income, profits or capital (or any similar measures), including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;

 (iii)         (A) depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets) and (B) other non-cash charges or expenses (including impairment charges, write-offs, write-downs and non-cash compensation charges arising from the granting of stock options, stock appreciation rights, profits interests and/or similar arrangements);

 (iv)         any non-recurring extraordinary charges or losses for such period (excluding losses from discontinued operations, but including any losses in connection with any actual or prospective legal settlement, fine, judgment or order); provided that in any applicable Reference Period the sum of (A) the aggregate amount of Net Extraordinary Charges and Losses added back to Consolidated EBITDA pursuant to this clause (b)(iv) in such Reference Period plus (B) the aggregate amount added back to Consolidated EBITDA pursuant to clauses (b)(x)(A) and (b)(x)(B) below in such Reference Period shall in no event exceed 15% of Consolidated EBITDA for such Reference Period;

 (v)          (A) Transaction Costs and/or (B) to the extent reducing Consolidated Net Income, any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with the Transactions and/or any other acquisition and/or other Investment which is paid or accrued during such period and, in each case, adjustments thereof;

 (vi)         the amount of any charge or expense that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any such charge or expense that is added back in reliance on this clause (b)(vi), the relevant Person in good faith expects to receive reimbursement for such charge or expense within the next four fiscal quarters (it being understood that to the extent any such reimbursement amount is not actually received within such four fiscal quarter period, such reimbursement amount shall be deducted in calculating Consolidated EBITDA for the last fiscal quarter of such period and each subsequent period which includes such quarter);

 (vii)         cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness;

 (viii)       the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the relevant Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent such proceeds are not actually received within such four fiscal quarter period, such proceeds shall be deducted in calculating for the last fiscal quarter of such period and each subsequent period which includes such quarter));

 (ix)          any charge, expense or deduction that is associated with any Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party; and/or

 (x)         (A) other cash expenses or charges, including restructuring charges, attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies, and/or similar initiatives and/or similar programs, including expenses incurred in connection with inventory optimization programs, office or facility closure, relocation, headcount savings, product margin and integration savings, office or facility consolidations and openings, retention, severance, systems establishment costs, contract termination costs and reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses; provided that for any applicable Reference Period, the sum of (A) the aggregate amount of Net Extraordinary Charges and Losses added back to Consolidated EBITDA pursuant to clause (b)(iv) above in such Reference Period, plus (B) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (b)(x)(A) and clause (b)(x)(B) below in such Reference Period shall in no event exceed 15% of Consolidated EBITDA for such Reference Period; and (B) the amount of any “run rate” synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by Holdings in connection with Permitted Acquisitions, Asset Dispositions (including the termination or discontinuance of activities constituting such business) and/or other operating improvement, restructuring, cost savings initiative or other similar initiative taken after the Closing Date that have been consummated during the applicable Reference Period (calculated on a Pro Forma Basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (x) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of Holdings and its Subsidiaries and have been determined by Holdings in good faith to be reasonably anticipated to be realizable within 12 months following any such action as set forth in reasonable detail on a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent, (y) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment, the definition of Pro Forma Basis or otherwise and (z) for any applicable Reference Period, the sum of (1) the aggregate amount added pursuant to this clause (x)(B) for such Reference Period plus (2) the aggregate amount of Net Extraordinary Charges and Losses added back to Consolidated EBITDA pursuant to clause (b)(iv) above in such Reference Period, plus (3) the aggregate amount added back to Consolidated EBITDA pursuant to clause (b)(x)(A) above in such Reference Period shall in no event exceed 15% of Consolidated EBITDA for such period;

minus

(c)          the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i)             interest income;

(ii)            Federal, state, local and foreign income Tax credits of Holdings and its Subsidiaries for such period (to the extent not netted from income Tax expense);

(iii)           any extraordinary, unusual or non-recurring gains (including any gains in connection with any actual or prospective legal settlement, fine, judgment or order);

(iv)           non-cash gains or non-cash items;

(v)           any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred; and

(vi)           cash rental and other cash payments made for such period pursuant to the Tucker Lease.

For purposes of this Agreement, Consolidated EBITDA shall (x) exclude any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (y) except for purposes of calculating Excess Cash Flow, be calculated on a Pro Forma Basis.

Notwithstanding anything to the contrary contained in this definition, for the purpose of determining Consolidated EBITDA under this Agreement for any period that includes the fiscal quarters ending December 31, 2019, March 31, 2020, June 30, 2020 and/or September 30, 2020, Consolidated EBITDA for such fiscal quarters shall be $147,805,000; $152,531,000; $159,899,000 and $72,713,000, respectively.

“Consolidated First Lien Net Indebtedness” means, as of any date of determination, Consolidated Total Net Indebtedness as of such date that is secured by any Lien on any assets of Holdings and its Subsidiaries that is not expressly subordinated or junior in priority to the Liens on such assets securing the Secured Obligations.  For the avoidance of doubt, the Secured Obligations and the ABL Obligations outstanding as of such date of determination shall each constitute Consolidated First Lien Net Indebtedness.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP, interest expense (including (i) any amortization of any debt issuance cost and/or deferred financing fees, (ii) interest expense attributable to Capital Lease Obligations and (iii) all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP and adjusted to eliminate any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings and its Subsidiaries for any period, there shall be excluded:

(a)          the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period;

(b)         the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a);

(c)          the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes;

(d)          the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary;

(e)          any gain or loss from Asset Dispositions during such period;

(f)           any gain or loss attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement) and any cancellation of indebtedness income resulting from any purchase of any Term Loans by the Borrower;

(g)         any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (including equity compensation to employees (including pursuant to pension plans)) and non-cash charges associated with the roll-over, acceleration or payout of Equity Interests by management of the Borrower, Holdings or any direct or indirect parent thereof in connection with the Transactions or other Acquisitions;

(h)          (i) any realized or unrealized gain and/or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and/or (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness), any foreign currency translation or transaction or any other currency-related risk; provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(i)         (i) the effects of adjustments resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other similar investment or the amortization or write-off of any amount thereof, net of Taxes and (ii) the cumulative effect of changes in accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income; and

(j)           the amount of any contingent payments related to any Acquisition or Investment permitted hereunder that are treated as compensation expense in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to Holdings and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all purchase money Indebtedness, (c) all obligations to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (d) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (e) all drawn and unreimbursed obligations, contingent or otherwise, of any such Person relative to letters of credit, including any reimbursement obligation with respect thereto, and banker’s acceptances issued for the account of any such Person, (f) all obligations of any such Person in respect of Disqualified Equity Interests which shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, (g) all Guarantees of any such Person with respect to any Indebtedness of the types referred to in clauses (a) through (f) above and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  For purposes of this Agreement and the other Loan Documents, the amount of Consolidated Total Indebtedness as of any date of determination may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Hedge Agreement entered into in respect of the currency exchange risk relating to any Consolidated Total Indebtedness. For purposes of this Agreement and the other Loan Documents, the amount of Consolidated Total Indebtedness as of any date of determination shall exclude the obligations (including rental payments) under the Tucker Lease.

“Consolidated Total Net Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date minus the lesser of (a) Unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries (excluding the proceeds of any Incremental Term Loans, Incremental Equivalent Indebtedness or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted cash and Cash Equivalents) and (b) $20,000,000.

“Contract Consideration” has the meaning assigned thereto in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controller” has the meaning given to it in section 9 of the Australian Corporations Act.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Credit Parties in the form of (a) one or more additional tranches or Classes of term loans under this Agreement incurred pursuant to a Refinancing Amendment (“Refinancing Term Loans”) which refinance, renew, replace, defease or refund (collectively, “Refinance”), in whole or in part, one or more Classes of outstanding Term Loans or (b) other Pari Passu Indebtedness, Indebtedness secured by a junior Lien on the Collateral or unsecured Indebtedness (such Indebtedness under this clause (b), collectively, “Refinancing Equivalent Indebtedness”) which, in each case, shall Refinance, in whole or in part, one or more Classes of outstanding Term Loans or outstanding Refinancing Equivalent Indebtedness; provided that (a) such Indebtedness shall satisfy each of the requirements set forth in the definition of “Permitted Refinancing Indebtedness” with references therein to “Refinancing Indebtedness” (it being acknowledged and agreed that clause (h) thereof shall not be required to be satisfied in the case of a refinancing in full of all of the Initial Term Loans) being deemed to refer to such Indebtedness and references therein to “Refinanced Indebtedness” being deemed to refer to the Class or Classes (or the portions thereof) of Term Loans or existing Credit Agreement Refinancing Indebtedness being exchanged, extended, renewed, replaced, repurchased, retired or refinanced thereby, (b) the Net Cash Proceeds of any such Credit Agreement Refinancing Indebtedness shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the repayment of the outstanding amount of one or more Classes (or the portions thereof) of Term Loans or existing Credit Agreement Refinancing Indebtedness, as applicable, and (c) any portion of such Refinancing Term Loans provided by an Affiliated Lender shall comply with Section 10.9(h).

“Credit Facility” means the term loan facility established pursuant to Article II, including each new term loan facility established pursuant to Section 3.13, each facility providing for the borrowing of Extended Term Loans and each facility providing for the borrowing of Refinancing Term Loans.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Cure Expiration Date” has the meaning assigned thereto in Section 8.7.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debt Rating” means, as applicable, (a) the public corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the public corporate rating of the Borrower as determined by S&P from time to time and (c) the public ratings of the Credit Facility as determined by Moody’s and/or S&P from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Australian Corporations Act, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Australia or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned thereto in Section 2.4(b)(vi).

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Affiliated Lender” means an Affiliated Lender that (a) is primarily engaged in, including through advising of funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business, (b) in each case, has one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to any Permitted Investor and (c) is identified in a writing on a list delivered to the Arranger at least two (2) Business Days prior to the Closing Date or a written notice delivered pursuant to Section 10.9(h)(vi).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any Subsidiary in connection with any Asset Disposition pursuant to Section 7.5(n) and/or Sale Leaseback pursuant to Section 7.13 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to the closing of such Asset Disposition, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower or any of its Subsidiaries and irrevocably designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing to the Administrative Agent and which is further set forth on Schedule 1.1 or a supplement to Schedule 1.1 delivered in accordance with Section 6.2 with the Compliance Certificate provided promptly after such Hedge Agreement is entered into.

“Discretionary Guarantor” has the meaning assigned thereto in the definition of “Guarantor”.

“Disinterested Member” means a member of Holdings’ board of directors (or equivalent governing body) who does not have a financial interest in a relevant transaction or arrangement (or series of related transactions or arrangements), excluding, in all cases, a financial interest in such transaction or arrangement (or series of transactions or arrangements) solely as an equity holder or member of the board of directors (or equivalent governing body) of Holdings and/or its Subsidiaries.

“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Asset Disposition during any period, the amount for such period of Consolidated EBITDA of any such Person or business subject to such Asset Disposition (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Term Loans and all other Obligations ((other than contingent indemnification obligations not then due) and the termination of the Term Loan Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Term Loans and all other Obligations ((other than contingent indemnification obligations not then due) and the termination of the Term Loan Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Term Loans and Term Loan Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a)(i) any Person that was identified in writing to the Arranger on or prior to December 18, 2020, (ii) any Affiliate of any Person described in clause (a)(i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (a)(i) above that is identified in a written notice by the Borrower to the Administrative Agent after the Closing Date (which such notice shall be specifically labeled as a supplement to the DQ List and delivered to each address of the Administrative Agent set forth in Section 10.1(a)); and/or (b)(i) any Person that is a Competitor or an Affiliate of a Competitor, in each case that was identified in writing by the Borrower to the Arranger on or prior to December 18, 2020, and (ii) any other Competitor or Affiliate of a Competitor that is identified in a written notice by the Borrower to the Administrative Agent after the Closing Date (which such notice shall be specifically labeled as a supplement to the DQ List and delivered to each address of the Administrative Agent set forth in Section 10.1(a)); provided that, supplements to the list of Disqualified Institutions shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and shall not apply retroactively to disqualify any person that has previously acquired an assignment, participation or other interest in the Credit Facility; provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with any Person described in clause (b) above or its Controlling owner and for which no personnel involved with the competitive activities of such person or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Sunshine Target, the Borrower and or their respective Subsidiaries shall be deemed not to be included in clause (b) above.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“DQ List” has the meaning assigned thereto in Section 10.9(i)(iv).

“Dutch Auction” has the meaning assigned thereto in Section 10.9(g).

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a)          a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based on SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)          the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).  For the avoidance of doubt, and subject to Section 10.9(i), “Eligible Assignee” shall not include any Disqualified Institution.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Engagement Letter” means the separate engagement letter, dated December 18, 2020, between the Borrower and the Arranger.

“Environmental Claims” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of the Borrower, any of its Subsidiaries, or any of their respective predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Borrower, any of its Subsidiaries, or any of their respective predecessors in interest.

“Environmental Laws” means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health or exposure to Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by Holdings of shares of its Equity Interests to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.  The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for Holdings and its Subsidiaries on a Consolidated basis, for any fiscal quarter, an amount (if positive) equal to excess of:

(a)          the sum, without duplication, of:

(i)             Consolidated Net Income for such fiscal quarter; plus

(ii)           an amount equal to (A) the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such fiscal quarter (including amounts expensed in such fiscal quarter with respect to cash expenditures made in a prior fiscal quarter) and (B) cash receipts to the extent not otherwise included in determining Consolidated Net Income for such fiscal quarter; plus

(iii)         an amount equal to the aggregate net non-cash loss on Asset Dispositions or Insurance and Condemnation Events (other than Asset Dispositions in the ordinary course of business) that were deducted in determining Consolidated Net Income for such fiscal quarter (up to the amount of such deduction); plus

(iv)          increases in current and non-current deferred revenue (to the extent deducted or otherwise not included in determining Consolidated Net Income for such fiscal quarter); plus

(v)            extraordinary, non-recurring or unusual cash gains; plus

(vi)           decreases in Working Capital for such fiscal quarter;

minus

(b)          the sum, without duplication, of

(i)            an amount equal to the amount of all non-cash credits included in determining Consolidated Net Income for such fiscal quarter and all cash charges to the extent excluded in determining Consolidated Net Income for such fiscal quarter; plus

(ii)           the aggregate amount of Capital Expenditures or Permitted Acquisitions made in cash during such fiscal quarter, except to the extent financed (directly or indirectly) with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries, other than intercompany loans permitted hereunder and revolving Indebtedness, (B) the Retained Excess Cash Flow portion of the Available Amount or (C) Net Cash Proceeds reinvested pursuant to Section 2.4(b); plus

(iii)          the aggregate amount of all principal payments of Indebtedness (other than voluntary prepayments or scheduled repayments of the Term Loans) of Holdings and its Subsidiaries (including, without limitation, (1) the principal component of payments in respect of Capital Lease Obligations, (2) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.4(b) to the extent required due to an Asset Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase (but excluding all other mandatory prepayments of Term Loans made during such fiscal quarter) and (3) the amount of principal prepayments of the ABL Obligations made in accordance with the requirements of the ABL Documents, including as a result of the aggregate principal of the ABL Obligations exceeding the borrowing base thereunder or as otherwise necessary to avoid the commencement of a Cash Dominion Trigger Period (as defined in the ABL Credit Agreement), in each case, except to the extent such principal payments are financed (directly or indirectly) with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness, (B) the Retained Excess Cash Flow portion of the Available Amount or (C) Net Cash Proceeds reinvested pursuant to Section 2.4(b); plus

(iv)          an amount equal to the aggregate net non-cash gain on Asset Dispositions or Insurance and Condemnation Events (other than Asset Dispositions in the ordinary course of business) that resulted in an increase in determining Consolidated Net Income for such fiscal quarter (up to the amount of such increase); plus

(v)           payments in cash by Holdings and its Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of Holdings and its Subsidiaries (other than Indebtedness), to the extent not expensed during such fiscal quarter or already deducted in determining Consolidated Net Income for such fiscal quarter, in each case to the extent not financed by proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness; plus

(vi)        the aggregate amount of cash consideration paid by Holdings and its Subsidiaries (on a Consolidated basis) in connection with Investments (including Acquisitions, but excluding Investments in cash or Cash Equivalents, Investments in Holdings or its Subsidiaries and the amount of any Investments deducted pursuant to clause (b)(ii) or (b)(v) above or clause (b)(x) below) made during such fiscal quarter pursuant to Section 7.3 to the extent that such Investments were not financed (directly or indirectly) with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness, (B) the issuance of Equity Interests, (C) the Retained Excess Cash Flow portion of the Available Amount or (D) Net Cash Proceeds reinvested pursuant to Section 2.4(b); plus

(vii)         the aggregate amount of Restricted Payments paid or made in cash during such fiscal quarter (on a Consolidated basis) by Holdings and its Subsidiaries, to the extent such Restricted Payments were not financed (directly or indirectly) with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness or (B) the Retained Excess Cash Flow portion of the Available Amount; plus

(viii)       the aggregate amount of expenditures actually made by Holdings and its Subsidiaries in cash during such fiscal quarter (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such fiscal quarter and are not deducted in determining Consolidated Net Income for such fiscal quarter; plus

(ix)           the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by Holdings and its Subsidiaries during such fiscal quarter that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent that such payments are not deducted in determining Consolidated Net Income for such fiscal quarter; plus

(x)            without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by Holdings and its Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (such amount, the “Contract Consideration”) entered into prior to or during such fiscal quarter and (2) any planned cash expenditures by Holdings and its Subsidiaries (such amount, the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions or other permitted Investments to be consummated or made during the period of 180 days following the end of such fiscal quarter and identified in writing to the Administrative Agent with reasonable supporting calculations (except to the extent financed (directly or indirectly) with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness, (B) the issuance of Equity Interests, (C) the Retained Excess Cash Flow portion of the Available Amount or (D) Net Cash Proceeds reinvested pursuant to Section 2.4(b)); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or other Investments during such following period of 180 days is less than such Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of 180 days; plus

(xi)          the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such fiscal quarter; plus

(xii)          cash expenditures in respect of Hedge Agreements during such fiscal quarter to the extent not deducted in determining Consolidated Net Income for such fiscal quarter; plus

(xiii)         extraordinary, non-recurring and unusual cash losses; plus

(xiv)         increases to Working Capital for such fiscal quarter; plus

(xv)          Transaction Costs.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Subsidiary” means (a) each CFC, (b) each Subsidiary that is a direct or indirect Subsidiary of a CFC, (c) each CFC Holdco, (d) any Subsidiary that (i) is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition of such Subsidiary after the Closing Date or such Person becoming a Subsidiary (and not incurred in contemplation of such acquisition or such Person becoming a Subsidiary) in each case from Guaranteeing the Obligations, but only so long as such prohibition exists or (ii) is subject to a requirement to obtain governmental (including regulatory) or third party (other than an Affiliate) consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guarantee of the Obligations (in each case, to the extent such requirement exists on the Closing Date or exists at the time of acquisition of such Subsidiary after the Closing Date or such Person becoming a Subsidiary (and not incurred in contemplation of such acquisition or such Person becoming a Subsidiary) that has not been obtained or received, but only for so long as such requirement or any replacement or renewal thereof is in effect and such consent, approval, license or authorization has not been obtained or received (it being understood and agreed that none of Holdings, the Borrower and/or any of their respective Subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization), (e) any Foreign Subsidiary (other than any Australian Subsidiary), (f) any not-for-profit Subsidiary, (g) any captive insurance Subsidiary, (h) each Immaterial Subsidiary, (i) any special purpose entity engaging in receivables financing transactions permitted under this Agreement, (j) any bona fide joint ventures with non-affiliated third parties, (k) any Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the provision of a Guarantee of the Obligations would reasonably be likely to result in material and adverse tax consequences to Holdings or any of its Subsidiaries and (l) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the cost of providing a Guarantee of the Secured Obligations would be excessive in relation to the benefit to be afforded thereby. Notwithstanding the foregoing, in no event shall any Subsidiary that is an obligor or guarantor of (i) the ABL Obligations (other than a CFC that is a borrower thereunder to the extent (A) the Guarantee of the Secured Obligations would result in material adverse tax consequences to Holdings and its Subsidiaries or (B) clause (l) above applies), (ii) any Junior Indebtedness, (iii) any Incremental Equivalent Indebtedness, (iv) any Refinancing Equivalent Indebtedness or (v) any other Indebtedness in excess of the Threshold Amount, in any such case be an Excluded Subsidiary (other than a CFC that is a borrower thereunder to the extent (A) the Guarantee of the Secured Obligations would result in material adverse tax consequences to Holdings and its Subsidiaries or (B) clause (l) above applies).

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 31, 2018, among the Borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified through the Closing Date).

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 3.14.

“Extension” has the meaning assigned thereto in Section 3.14(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders and the Administrative Agent.

“Extension Offer” has the meaning assigned thereto in Section 3.14(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fifth ABL Amendment” has the meaning assigned thereto in the definition of “ABL Credit Agreement”.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Reference Period.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary, the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).

“Guarantors” means, collectively, Holdings and each Subsidiary Guarantor.  Notwithstanding the foregoing, the Borrower may elect to cause any (a) U.S. Subsidiary or Australian Subsidiary or (b) with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), any Foreign Subsidiary (other than any Australian Subsidiary), in each case, that is not otherwise required to be a Guarantor to provide a Guarantee of the Secured Obligations by causing such Subsidiary (any such Person, a “Discretionary Guarantor”), to execute a Joinder Agreement and deliver the other documents and take the other actions required pursuant to Section 6.13, and upon the execution of such Joinder Agreement and delivery of such other documents and taking of such other actions, any such Subsidiary and/or parent company shall be a Credit Party and a Guarantor hereunder for all purposes; provided that upon such an election (and for so long as such election remains in effect) such Subsidiary shall no longer be deemed to be an Excluded Subsidiary.

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by Holdings, the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources and (c) any flammable substances or explosives or any radioactive materials.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” means Thryv Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Amendment” has the meaning assigned thereto in Section 3.13(f).

“Incremental Effective Date” has the meaning assigned thereto in Section 3.13(c).

“Incremental Equivalent Indebtedness” has the meaning assigned thereto in Section 7.1(t).

“Incremental Facility Limit” means, with respect to any proposed Incremental Term Loan under Section 3.13 and any Incremental Equivalent Indebtedness, the amount of additional Indebtedness that would not as of the last day of the most recently completed Reference Period prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a Limited Condition Transaction, the date determined pursuant to Section 1.10), calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, any permanent repayment of Indebtedness in connection therewith and any Limited Condition Transaction or other Acquisition or Investment to be consummated using the proceeds of such additional Indebtedness and assuming that any such proposed Incremental Term Loans or Incremental Equivalent Indebtedness are each fully drawn at such time, (x) if such additional Indebtedness is Pari Passu Indebtedness, cause the First Lien Net Leverage Ratio to exceed the greater of (A) 1.25 to 1.00 and (B) the First Lien Net Leverage Ratio immediately prior to the issuance, incurrence or assumption of such Incremental Term Loan or Incremental Equivalent Indebtedness or (y) if such additional Indebtedness is unsecured or Junior Indebtedness, cause the Total Net Leverage Ratio to exceed the greater of (A) 2.00 to 1.00 and (B) the Total Net Leverage Ratio immediately prior to the issuance, incurrence or assumption of such Incremental Term Loan or Incremental Equivalent Indebtedness.

“Incremental Lender” has the meaning assigned thereto in Section 3.13(b).

“Incremental Term Loan” has the meaning assigned thereto in Section 3.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)          all liabilities, obligations and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;

(b)         all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and, for the avoidance of doubt, except royalty payments payable in the ordinary course of business in respect of non-exclusive licenses;

(c)          subject to Section 1.3(b), the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)          all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation with respect thereto and banker’s acceptances issued for the account of such Person;

(g)          all obligations of such Person in respect of Disqualified Equity Interests;

(h)          all net obligations of such Person under any Hedge Agreements; and

(i)           all Guarantees of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by Holdings) and (y) the amount of such Indebtedness as of such date.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.  The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due. For purposes of this Agreement and the other Loan Documents, the amount of Indebtedness as of any date of determination shall exclude the obligations (including rental payments) under the Tucker Lease.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Information” has the meaning assigned thereto in Section 10.10.

“Initial Term Loan” means the term loan made to the Borrower by the Lenders on the Closing Date pursuant to Section 2.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)          the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)          any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)          no Interest Period shall extend beyond (A), in the case of the Initial Term Loan, the Term Loan Maturity Date and (B) in the case of any other Class of Term Loans, the maturity date applicable to such Class;

(e)          Interest Periods with respect to any Class of Term Loans shall be selected by the Borrower so as to permit the Borrower to make the scheduled principal installment payments of such Class without payment of any amounts pursuant to Section 3.9; and

(f)           there shall be no more than eight (8) Interest Periods in effect at any time.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), by division or otherwise, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or holds, directly or indirectly, any loans, advances or extensions of credit or capital contributions to, or any investment in cash or by delivery of Property in, any Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned thereto in Section 10.2.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H thereto or such other form as may be approved by the Administrative Agent and the Borrower.

“Junior Indebtedness” means, with respect to Holdings, the Borrower and its Subsidiaries, any (a) Subordinated Indebtedness and (b) Indebtedness secured by Liens that are junior to the Liens securing the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity date or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan or Extended Term Loan or any Refinancing Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Test Date” has the meaning assigned thereto in Section 1.10(a).

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption or pursuant to Section 3.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Term Loans, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.8(c),

(a)          for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)         for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 1.00% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, including a “security interest” within the meaning of section 12(1) and section 12(2) of the Australian PPSA.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Limited Condition Transaction” means any Acquisition or Investment that (a) is not prohibited hereunder and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” means, as of any date of determination, the sum of (a) so long as no Default or Event of Default exists and is continuing and to the extent the Borrower and its Subsidiaries are then able to satisfy the conditions precedent for loans under the ABL Credit Agreement, the amount then available to be drawn under the ABL Credit Agreement at such time in accordance with the terms of the ABL Documents plus (b) the aggregate amount of Unrestricted cash and Cash Equivalents included in the Consolidated balance sheet of Holdings and its Subsidiaries as of such date.

“Loan Documents” means, collectively, (a) this Agreement, each Term Loan Note, the Security Documents, the Australian Security Trust Deed, the Guaranty Agreement, the Engagement Letter (other than any provisions thereof that are superseded by the provisions of this Agreement), the Closing Date Intercreditor Agreement, each Acceptable Junior Lien Intercreditor Agreement, each Refinancing Amendment, each Incremental Amendment and each Extension Amendment and (b) each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or contemplated hereby that is specifically identified therein as a Loan Document or designated as such by the Borrower and the Administrative Agent (in each case, excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned thereto in Regulation U of the FRB.

“Material Adverse Effect” means, with respect to Holdings and its Subsidiaries, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its Obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary that, together with its Subsidiaries on a consolidated basis, as of the date of the financial statements most recently delivered pursuant to Sections 6.1(a) or (b), (a) generates annual revenue in excess of 2.5% of the Consolidated annual revenue of Holdings and its Subsidiaries or (b) owns assets the book value of which exceeds 2.5% of the Consolidated book value of the total assets of Holdings and its Subsidiaries; provided that no Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Subsidiary’s status as an Immaterial Subsidiary in writing to the Administrative Agent; provided further that no Subsidiary shall be excluded as a Material Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 5.0% of the consolidated total assets or consolidated revenue, as the case may be, of the Borrower and its Subsidiaries.

“MFN Protection” means, with respect to any Pari Passu Indebtedness (including any Incremental Term Loan that constitutes Pari Passu Indebtedness) incurred after the Closing Date, the requirement that if the All-In Yield in respect of such Indebtedness exceeds the All-In Yield for the Initial Term Loan (in each case as determined by the Borrower and the Administrative Agent, in accordance with the parameters set forth in the definition of All-In Yield) by more than 0.50%, then the All-In Yield for the Initial Term Loan shall be increased (by increasing the Applicable Margin, increasing the interest rate floors, payment of fees or otherwise) so that the All-In Yield in respect of such Initial Term Loan is equal to the All-In Yield for such Indebtedness minus 0.50%.

“Moody’s” means Moody’s Investors Service, Inc.

“Mudrick” means Mudrick Capital Management, L.P.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, all cash and Cash Equivalents received by any Credit Party or any of its Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents or the ABL Documents, any Incremental Equivalent Indebtedness, any Refinancing Equivalent Indebtedness) that is secured by a Lien on the asset (or a portion thereof) disposed of that is pari passu to or senior in ranking to the Liens on such asset created by the Loan Documents, which Indebtedness is required to be repaid in connection with such transaction or event, but only to the extent of such requirement and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Credit Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Specified Equity Contribution or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Extraordinary Charges and Losses” means, for any applicable Reference Period, an amount (which shall not be less than zero) equal to (a) the amount of non-recurring extraordinary charges and losses for such Reference Period minus (b) the amount of any extraordinary gains deducted from Consolidated EBITDA for such period pursuant to clause (b)(iii) of the definition thereof.

“Net Short Lender” has the meaning assigned thereto in Section 10.2.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Designated Affiliated Lender” means an Affiliated Lender that is not a Designated Affiliated Lender.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(a).

“Notice of Prepayment Rejection” has the meaning assigned thereto in Section 2.4(b)(vi).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OID” has the meaning assigned thereto in the definition of “All-In Yield”.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Pari Passu Indebtedness” means with respect to any prepayment of the Initial Term Loans under Section 2.4(b)(i) (other than a prepayment from the proceeds of Credit Agreement Refinancing Indebtedness), Section 2.4(b)(ii) or Section 2.4(b)(iv), as applicable, any Pari Passu Indebtedness in the form of Incremental Term Loan, Incremental Equivalent Indebtedness or Refinancing Equivalent Indebtedness which, at the time of such prepayment, requires the Borrower or any of its Subsidiaries to prepay, or make an offer to repurchase to the holders of, such Pari Passu Indebtedness as a result of the event giving rise to such prepayment.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Pari Passu Indebtedness” means Indebtedness that is secured by Liens only on assets constituting Collateral and having the same lien priority as the Secured Obligations (without regard to control of remedies).

“Participant” has the meaning assigned thereto in Section 10.9(d).

“Participant Register” has the meaning assigned thereto in Section 10.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates or (c) any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).

“Permitted Acquisition” means (i) the Sunshine Acquisition and (ii) any Acquisition that meets all of the following requirements, which in the case of a Limited Condition Transaction shall be subject to Section 1.10:

(a)          no less than fifteen (15) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(b)          the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(c)          the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 7.11;

(d)          if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of  the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Subsidiary Guarantor in accordance with Section 6.13; and no Change in Control shall have been effected thereby;

(e)          after giving effect to such Acquisition and any Indebtedness and any permanent repayment of Indebtedness in connection therewith and assuming that any commitments with respect to Indebtedness entered into in connection therewith are each fully drawn at such time, on a Pro Forma Basis and based on the most recently completed Reference Period for which financial statements have been delivered hereunder, either (i) the Total Net Leverage Ratio shall be at least 0.50 below the then applicable ratio set forth in Section 7.14 or (ii) (1) the First Lien Net Leverage Ratio is less than the First Lien Net Leverage Ratio immediately prior to the consummation of such Acquisition and (2) the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to the consummation of such Acquisition;

(f)          if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $25,000,000 in the aggregate, no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g)          no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(h)          the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent, that either (x) the entity to be acquired had positive Consolidated EBITDA for the most recently completed Reference Period prior to the proposed closing date of such Acquisition or (y) Liquidity is not less than $25,000,000 on a Pro Forma Basis after giving effect to such Acquisition; and

(i)           if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $25,000,000 in the aggregate, the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition  (including calculations demonstrating compliance with clause (e) above in form and substance reasonably satisfactory to the Administrative Agent) and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent in connection with such purchase or other Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of Holdings, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any applicable Acquisition, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such Acquisition (except with respect to information (a) in respect of which, and to the extent that, disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by Applicable Law, (b) to the extent that such information is subject to any confidentiality agreement (unless mutually agreeable arrangements can be made to preserve such information as confidential in the good faith determination of the Borrower), (c) to the extent that such information is classified or otherwise constitutes non-financial trade secrets or non-financial proprietary information of any Person or (d) to the extent that such information is subject to any attorney-client privilege or similar privilege or constitutes attorney work product); provided that the Borrower shall notify the Administrative Agent if any such information is being withheld as a result of any of clauses (a) through (d) above and shall use its commercially reasonable efforts to describe, to the extent both feasible and permitted under Applicable Law or applicable confidentiality obligation, or without waiving such attorney-client privilege, as applicable, the applicable information (including via redaction) and seek to obtain necessary waivers to the disclosure of such information and (y) any such confidentiality obligation was not entered into in contemplation of the requirements of this definition.

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including all schedules, exhibits and annexes thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Indebtedness Conditions” means, with respect to any applicable Indebtedness (including any Incremental Term Loan) that such Indebtedness meets each of the following requirements:

(a)         the stated maturity date of such Indebtedness shall be no earlier than, and the terms of such Indebtedness do not provide for any scheduled payment, mandatory repayment or redemption or sinking fund or similar obligations at any time prior to (i) in the case of such Indebtedness that is Pari Passu Indebtedness, the Latest Maturity Date in effect at the time of such incurrence; provided that such Pari Passu Indebtedness may have scheduled payments, mandatory repayments or redemptions or similar obligations prior to its stated maturity so long as (x) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of any Class of Term Loans then outstanding at the time of incurrence, (y) any mandatory prepayment (other than scheduled amortization payments which shall be determined by the Borrower and the lenders of such Indebtedness) of such Pari Passu Indebtedness shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the lenders of such Pari Passu Indebtedness may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and (z) such mandatory repayments or redemptions or similar obligations are no more restrictive on Holdings or its Subsidiaries than the provisions of Section 2.4 hereof and (ii) in all other cases, the date that is 91 days after the Latest Maturity Date in effect at the time of such incurrence (other than, in each case, subject to any applicable subordination and intercreditor terms with respect thereto, customary offers or obligations to repurchase or repay such Indebtedness upon a change of control, excess cash flow sweep, asset sale or casualty or condemnation event, in each case and customary acceleration rights after an event of default); provided that the restrictions of this clause (a) shall not apply to the extent such Indebtedness constitutes a customary bridge or similar facility that is to be automatically converted or exchanged into notes or other permitted Indebtedness that otherwise would satisfy this clause (a) so long as such conversion or exchange is subject only to conditions customary for similar conversions and exchanges and the applicable Credit Party irrevocably agrees at the time of incurrence thereof to take all actions necessary to convert or exchange such Indebtedness);

(b)          except as otherwise set forth in this definition, the terms, covenants and conditions with respect to such Indebtedness will, to the extent not consistent with the then outstanding Term Loans, be determined by the Borrower and the lenders of such Indebtedness; provided that (i) such terms, covenants and conditions, when taken as a whole, are not materially more restrictive on Holdings and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole (except for (A) terms, covenants and conditions with respect to such Indebtedness that are applicable only to the periods after the Latest Maturity Date in effect at the time of incurrence or assumption of such Indebtedness and (B) any materially more restrictive terms and/or financial maintenance covenant added for the benefit of any such Indebtedness, if such materially more restrictive terms and/or financial maintenance covenant is also added for the benefit of the Lenders hereunder with respect to any Term Loans or Term Loan Commitments remaining outstanding after giving effect to the incurrence or assumption of such Indebtedness and the application of the proceeds thereof) and (ii) in the case of Junior Indebtedness or unsecured Indebtedness the other terms, covenants and conditions thereof shall, taken as a whole, reflect then current market terms for such type of financings, including with respect to customary differences, cushions and conditions from the corresponding terms, covenants and conditions applicable to the existing Term Loans); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to the incurrence or assumption of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or substantially final drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement; provided further that with respect to any Indebtedness under this Agreement, to the extent not consistent with the Initial Term Loan, the operational and agency provisions and terms related to the operational and agency functions of the Administrative Agent shall be reasonably satisfactory to the Administrative Agent;

(c)           such Indebtedness may only be recourse to or guaranteed by a Credit Party;

(d)          if such Indebtedness is secured, it is secured only by assets included within the Collateral and, unless such Indebtedness constitutes Obligations hereunder, the holders thereof (or a duly authorized agent or trustee on their behalf) shall enter into (1) in the case of Pari Passu Indebtedness, a joinder or amendment or restatement of the Closing Date Intercreditor Agreement and, if applicable, a joinder to, restatement of or new Acceptable Junior Lien Intercreditor Agreement and (2) in the case of Indebtedness secured by a Lien on the Collateral on a junior basis to the Liens securing the Secured Obligations, an Acceptable Junior Lien Intercreditor Agreement;

 (e)         such Indebtedness shall have pricing (including interest rates, fees and premiums), amortization (subject to clause (a) above), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders or holders of such Indebtedness; provided that if such Indebtedness constitutes Pari Passu Indebtedness (other than revolving Indebtedness), the MFN Protection shall apply;

(f)          subject to Section 1.10 in the case of any Incremental Term Loan or Incremental Equivalent Indebtedness incurred to finance a substantially concurrent Limited Condition Transaction, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g)         subject to Section 1.10 in the case of any Incremental Term Loan or Incremental Equivalent Indebtedness incurred to finance a substantially concurrent Limited Condition Transaction, the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with the financial covenant contained in Section 7.14 after giving effect to the incurrence of such Indebtedness and any permanent repayment of Indebtedness or any Acquisition or Investment in connection therewith; and

(h)          in the case of any Incremental Term Loan or Incremental Equivalent Indebtedness, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that the incurrence of such Indebtedness which certificate shall provide the calculations and basis for the certifications therein (including calculations demonstrating compliance with clause (g) above).

“Permitted Investors” means, collectively, Mudrick and the Co-Investors.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that:

(a)         the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement;

(b)          the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Indebtedness, but excluding any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance or incurrence of such Refinancing Indebtedness); provided that the restrictions of this clause (b) shall not apply to the extent such Refinancing Indebtedness constitutes a customary bridge or similar facility that is to be automatically converted or exchanged into notes or other Indebtedness that otherwise would satisfy this clause (b) so long as such conversion or exchange is subject only to conditions customary for similar conversions and exchanges and Holdings irrevocably agrees at the time of incurrence thereof to take, and cause each applicable Subsidiary to take, all actions necessary to convert or exchange such Refinancing Indebtedness);

(c)         such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; provided that (A) the holders of any Refinancing Term Loans or Refinancing Equivalent Indebtedness (or a duly authorized agent on their behalf) are subject to (1) in the case of Pari Passu Indebtedness, the Closing Date Intercreditor Agreement and, if applicable, an Acceptable Junior Lien Intercreditor Agreement and (2) in the case of Indebtedness secured by a Lien on the Collateral on a junior basis to the Liens securing the Secured Obligations, an Acceptable Junior Lien Intercreditor Agreement and (B) any Refinancing Term Loans or Refinancing Equivalent Indebtedness are not secured by any assets that do not also constitute Collateral;

(d)         such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement;

(e)         to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent;

(f)          except in the case of a refinancing, refunding, renewal, extension or replacement of Refinanced Indebtedness that was originally incurred under Section 7.1(f),  the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to Holdings and its Subsidiaries than those in the Refinanced Indebtedness (taken as a whole) (except (i) for covenants with respect to such Indebtedness that are applicable only to the periods after the Latest Maturity Date in effect at the time of incurrence of such Refinancing Indebtedness, (ii) to the extent that any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of the Lenders hereunder with respect to any Term Loans or Term Loan Commitments remaining outstanding after giving effect to the incurrence of such Refinancing Indebtedness and the application of the proceeds thereof and (iii) to the extent that such materially more restrictive terms are added for the benefit of any Refinancing Indebtedness that is Pari Passu Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such materially more restrictive terms are also added for the benefit of the Lenders hereunder with respect to any Term Loans or Term Loan Commitments remaining outstanding after giving effect to the incurrence of such Refinancing Indebtedness and the application of the proceeds thereof); provided that a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least two (2) Business Days (or such shorter period as the Administrative Agent may agree to) prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness or substantially final drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement;

(g)          no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement; and

(h)         the Refinancing Indebtedness shall have pricing (including interest rates, fees and premiums), optional prepayment and redemption terms as may be agreed to by Holdings and the lenders or holders of such Refinancing Indebtedness; provided that if such Refinancing Indebtedness constitutes Pari Passu Indebtedness (other than revolving Indebtedness), the MFN Protection shall apply.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” has the meaning assigned thereto in Section 10.9(h)(iii).

“Planned Expenditures” has the meaning assigned thereto in the definition of “Excess Cash Flow”.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means for purposes of calculating Consolidated EBITDA, the First Lien Net Leverage Ratio or the Total Net Leverage Ratio (including any component definition thereof):

(a)         for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by Holdings or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by Holdings or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by Holdings or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA; and

(b)          in the event that Holdings or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period (assuming that the entire amount of such Indebtedness is fully funded on such date but without netting any cash proceeds of such Indebtedness) and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Swap Counterparty” means any swap or hedge counterparty designated by the Borrower in writing to the Administrative Agent that is reasonably acceptable to the Administrative Agent and that also executes and delivers a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which, amongst other things, such counterparty acknowledges and accepts the appointment of Administrative Agent under the Loan Documents and agrees to be bound by all the applicable provisions thereof (including, without limitation, the provisions of Article IX of this Agreement) as if a Lender under this Agreement.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of Holdings and its Subsidiaries have been delivered to the Administrative Agent hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” has the meaning assigned thereto in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, and (c) each lender of any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 3.15.

“Refinancing Equivalent Indebtedness” has the meaning assigned thereto in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Term Loans” has the meaning assigned thereto in the definition of “Credit Agreement Refinancing Indebtedness”.

“Register” has the meaning assigned thereto in Section 10.9(c).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the FDIC, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 9.6(b).

“Repricing Transaction” has the meaning assigned thereto in Section 2.4(c).

“Required Lenders” means, at any time, Lenders holding Term Loans and unfunded Term Loan Commitments representing more than fifty percent (50%) of the sum of (a) the aggregate Term Loan Commitments of all Lenders and (b) the aggregate outstanding Term Loans of all Lenders.  The Term Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Junior Debt Payment” has the meaning assigned thereto in Section 7.9(b).

“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests.

“Retained Excess Cash Flow” means the cumulative amount of Excess Cash Flow (but not less than zero in any period) in respect of all fiscal quarters (commencing with the fiscal quarter ending June 30, 2021) that is not required to be applied in prepayment of the Term Loans pursuant to Section 2.4 (but excluding the amount of any repayments, prepayments or redemptions made during any fiscal quarter that are applied to reduce the amount of such required prepayment in accordance with Section 2.4(b)(iv)).

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sale Leaseback” has the meaning assigned thereto in Section 7.13.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Term Loans will be used, or (c) from which repayment of the Term Loans will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into and, in each case, only if, and then only to the extent, (i) not secured under the ABL Documents and (ii) not designated as a “Bank Product” under and as defined in the ABL Credit Agreement pursuant to, and in accordance with, the terms thereof.

“Secured Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Secured Cash Management Agreement.

“Secured Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative Agent or (iv) a Qualified Swap Counterparty, in each case, as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative Agent or (iv) a Qualified Swap Counterparty, in each case, as determined at the time such Hedge Agreement is entered into and, in each case, only if, and then only to the extent, (x) not secured under the ABL Documents or (y) not designated as a “Bank Product” under and as defined in the ABL Credit Agreement pursuant to, and in accordance with, the terms thereof.

“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Obligations” means, collectively, (a) the Obligations, (b) any Secured Hedge Obligations and (c) any Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent (including in its capacity as the Australian Security Trustee), the Lenders, the holders of any Secured Hedge Obligations, the holders of any Secured Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Documents” means the collective reference to the Collateral Agreement, the Australian Security Documents and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Sensis Holdings” means Sensis Holding Limited, a private limited company incorporated under the laws of England and Wales.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of the Threshold Amount.

“Specified Equity Contribution” has the meaning assigned thereto in Section 8.7.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition or other similar Investment, (c) the Transactions, (d) any capital contribution in respect of Qualified Equity Interests or any issuance of Qualified Equity Interests (other than any Specified Equity Contribution), and (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by Holdings or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Where it relates to any Australian Credit Party “Subsidiary” means a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Subsidiary Guarantors” means, collectively, (a) the Subsidiaries of Holdings listed on Schedule 5.1 that are identified as a “Guarantor” and (b) each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.13.

“Sunshine Acquisition” means the acquisition of all of the Equity Interests of the Acquired Entities by Thryv Ausco pursuant to the Sunshine Acquisition Agreement.

“Sunshine Acquisition Agreement” means that certain Share Purchase Agreement, dated as of the Sunshine Acquisition Effective Date, by and among Thryv Ausco, Sensis Holdings, Sunshine SPV, the Sunshine Sellers and the other parties thereto, together with all schedules, exhibits and annexes to such Share Purchase Agreement.

“Sunshine Acquisition Condition” has the meaning assigned thereto in Section 4.2.

“Sunshine Acquisition Effective Date” has the meaning assigned thereto in Section 4.2.

“Sunshine Acquisition Outside Date” has the meaning assigned thereto in Section 4.2.

“Sunshine Reserve Account” has the meaning assigned thereto in Section 4.2.

“Sunshine Reserve Amount” has the meaning assigned thereto in Section 4.2.

“Sunshine Sellers” means, collectively, (a) the Sunshine SPV Shares Seller, (b) certain Affiliates of Platinum Equity Partners L.P. that own Sensis Holdings immediately prior to the consummation of the Sunshine Acquisition and (c) those other Persons identified as sellers in the Sunshine Acquisition Agreement.

“Sunshine SPV” means Sunshine NewCo Pty Ltd., an Australian proprietary limited company, 100% of the Equity Interests of which are directly owned by the Sunshine SPV Shares Seller immediately prior to the consummation of the Sunshine Acquisition.

“Sunshine SPV Shares Seller” means Telstra Corporation Limited, an Australian public limited liability company.

“Sunshine Target” means Project Sunshine I Pty Limited ACN 167 275 818, an Australian proprietary limited company, (a) 30% of the Equity Interests of which is directly owned by Sunshine SPV immediately prior to the consummation of the Sunshine Acquisition and (b) 70% of the Equity Interests of which is indirectly owned by Sensis Holdings immediately prior to the consummation of the Sunshine Acquisition.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or any other Class of Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any other Class of Term Loans) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $700,000,000.

“Term Loan Maturity Date” means the first to occur of (a) March 1, 2026, and (b) the date of acceleration of the Term Loans pursuant to Section 8.2(a); provided that the Term Loan Maturity Date applicable to Incremental Term Loans, Extended Term Loans and Refinancing Term Loans shall be the final maturity date specified in the relevant documentation for such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, as applicable.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans.

“Term Loan Priority Collateral” has the meaning assigned to “Term Priority Collateral” in the Closing Date Intercreditor Agreement.

“Term Loans” means the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans and any Refinancing Term Loans, and “Term Loan” means any of such Term Loans.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent in consultation with the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $25,000,000.

“Thryv Ausco” means Thryv Australia Pty Ltd ACN 638 633 342, an Australian proprietary limited company and a wholly-owned indirect Subsidiary of the Borrower.

“TIH” means Thryv International Holding, LLC, a Delaware limited liability company.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness on such date to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Trade Date” has the meaning assigned thereto in Section 10.9(i)(i).

“Transaction Costs” means for any period, all expenses, fees, charges and other amounts (other than depreciation or amortization expense) related to (a) the Transactions, (b) any Permitted Acquisitions and (c) any offerings of Equity Interests, Investments, Asset Dispositions, Restricted Payments, recapitalizations or incurrence of Indebtedness, in each case, whether or not consummated, (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, financial advisory fees, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within nine (9) months of the closing of the Credit Facility or the closing or termination of such other transaction, as applicable, including (i) such fees, expenses, or charges related to the incurrence of the Term Loans hereunder and all fees, costs, or expenses incurred or paid by Holdings, the Borrower, or any of their respective Affiliates in connection with the Transactions, this Agreement, and the other Loan Documents, and the transactions contemplated hereby and thereby, (ii) such fees, expenses, or charges related to the offering of the Loan Documents and any other credit facilities or debt issuances, and (iii) any amendment or other modification of the Term Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the closing of the Credit Facility and the making of the Initial Term Loan, (c) the closing of the Sunshine Acquisition, (d) the closing of the Fifth ABL Amendment, (e) the repayment on the Closing Date of certain Indebtedness under the ABL Credit Agreement and (f) the payment of the Transaction Costs incurred in connection with the foregoing.

“Tucker Lease” means, collectively, (a) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2245 Northlake Parkway, Tucker, Georgia and (b) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2247 Northlake Parkway, Tucker, Georgia.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or (as the context so requires) of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted” means when referring to cash and Cash Equivalents of Holdings and its Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of Holdings or any such Subsidiary (unless related to the Loan Documents or the ABL Documents or the Liens created hereunder or thereunder), (b) are not subject to a Lien (other than a Lien permitted pursuant to Section 7.2(l)) in favor of any Person other than the Administrative Agent under the Loan Documents, the ABL Administrative Agent under the ABL Documents or any holder of Indebtedness permitted hereunder that is permitted to be secured by such cash and Cash Equivalents and (c) are not otherwise unavailable to Holdings and its Subsidiaries; provided that only cash and Cash Equivalents that are (A) held by or owned by a Credit Party and subject to a Lien in favor of the Administrative Agent and/or the Australian Security Trustee, as applicable, on behalf of the Secured Parties and (B) held in the United States or in the country of organization of such Credit Party, in each case of clauses (A) and (B) of this proviso, shall constitute “Unrestricted” for purposes of this Agreement and the other Loan Documents.

“United States” or “U.S.” means the United States of America.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Working Capital” means, for Holdings and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash, Cash Equivalents, taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) the current portion of current taxes and deferred income taxes, (iii) revolving Indebtedness and (iv) the current portion of accrued Consolidated Interest Expense.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2        Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3        Accounting Terms.

(a)        All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 4.1(e) and Section 6.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements and (B) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

SECTION 1.4        UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5       Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6       References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8        Guarantees/Earn-Outs.  Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.9        Covenant Compliance Generally.  For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of Holdings and its Subsidiaries delivered pursuant to Section 6.1(a) or Section 4.1(e), as applicable.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.10     Limited Condition Transactions.  In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition or Investment is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction and any Incremental Term Loan or Incremental Equivalent Indebtedness that is to be used to finance such Limited Condition Transaction (if any) in accordance with this Section 1.10, then, so long as agreed to by the lenders providing such Incremental Term Loan or Incremental Equivalent Indebtedness, the following provisions shall apply:

(a)          any condition to such Limited Condition Transaction and/or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction and/or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the purchase agreement, merger agreement, acquisition agreement or other definitive agreement governing such Limited Condition Transaction (the “LCT Test Date”) and (ii) no Event of Default under any of Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);

(b)          any condition to such Limited Condition Transaction and/or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Transaction and/or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that Holdings or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)          any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case, after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a Pro Forma Basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of Holdings and its Subsidiaries or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d)          except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.  Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable ECF Percentage and determining whether or not Holdings and its Subsidiaries are in compliance with the financial covenant set forth in Section 7.14 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

SECTION 1.11     Rates; LIBOR Notification.  The interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) is determined by reference to LIBOR, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate). In light of this eventuality, public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.8(c), such Section 3.8(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower in advance, pursuant to Section 3.8(c), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.8(c), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

SECTION 1.12      Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.13      Banking Code of Practice (Australia).  The parties hereto agree that the Australian Banking Association Banking Code of Practice does not apply to the Loan Documents nor the transactions under them.

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1       Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Initial Term Loan to the Borrower (or, if applicable, in the case of the Sunshine Reserve Amount, as set forth in Section 4.2) on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 2.2        Procedure for Advance of Term Loan.

(a)          Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than two (2) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)          Incremental Term Loans.  Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 3.13.

SECTION 2.3        Repayment of Term Loans.

(a)         Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing June 30, 2021 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 2.4 hereof:

PAYMENT DATE	PRINCIPAL INSTALLMENT
June 30, 2021	$17,500,000
September 30, 2021	$17,500,000
December 31, 2021	$17,500,000
March 31, 2022	$17,500,000
June 30, 2022	$17,500,000
September 30, 2022	$17,500,000
December 31, 2022	$17,500,000
March 31, 2023	$17,500,000
June 30, 2023	$17,500,000
September 30, 2023	$17,500,000
December 31, 2023	$17,500,000
March 31, 2024	$17,500,000
June 30, 2024	$17,500,000
September 30, 2024	$17,500,000
December 31, 2024	$17,500,000
March 31, 2025	$17,500,000
June 30, 2025	$17,500,000
September 30, 2025	$17,500,000
December 31, 2025	$17,500,000
Term Loan Maturity Date	Remaining principal amount of the Initial Term Loan

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)          Incremental Term Loans.  The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 3.13.

SECTION 2.4        Prepayments of Term Loans.

(a)          Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium (other than as specified in clause (c) below) or penalty, to prepay the Term Loans, in whole or in part, upon delivery of prior written notice to the Administrative Agent substantially in the form attached as Exhibit C (a “Notice of Prepayment”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and the applicable Class of Term Loans being prepaid, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).  Each such prepayment of Initial Term Loans shall be applied to reduce the scheduled principal amortizations payments under Section 2.3(a) as directed by the Borrower, and in the absence of such direction, in direct order of maturity of such payments.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.9.

(b)          Mandatory Prepayments.

(i)            Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Term Loans and, to the extent required, any Other Applicable Pari Passu Indebtedness in the manner set forth in clause (viii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance of Credit Agreement Refinancing Indebtedness (other than in connection with a Refinancing of Refinancing Equivalent Indebtedness) and any other Debt Issuance not otherwise permitted pursuant to Section 7.1.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii)            Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Term Loans and, to the extent required, any Other Applicable Pari Passu Indebtedness in the manner set forth in clause (viii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than (x) any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (m) or (o) through (q) of Section 7.5 and (y) any Asset Disposition of ABL Priority Collateral, the proceeds of which are used to prepay the ABL Obligations or cash collateralize undrawn letters of credit thereunder), (B) any Insurance and Condemnation Event (other than any Insurance and Condemnation Event relating to ABL Priority Collateral, the proceeds of which are used to prepay the ABL Obligations or cash collateralize undrawn letters of credit thereunder) or (C) any Asset Disposition of all or any material portion of the assets comprising the Borrower’s “Software as a Service” business.  Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under clauses (A) and (B) of this Section 2.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.4(b)(iii); provided further that no prepayment under this Section 2.4(b)(ii) shall be required unless, and solely to the extent that, the amount thereof exceeds $250,000 per Fiscal Year (with only amounts in excess of such threshold subject to be prepaid).

(iii)          Reinvestment Option.  With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition (other than any Asset Disposition of all or any material portion of the assets comprising the Borrower’s “Software as a Service” business described in clause (ii)(C) of this Section 2.4(b)) or any Insurance and Condemnation Event by any Credit Party of any Subsidiary thereof, at the option of the Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in long-term assets (including in the form of Capital Expenditures, Acquisitions and Investments (other than Investments in cash or Cash Equivalents) permitted by this Agreement) used or useful for the business of the Credit Parties and their Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if such Credit Party enters into a bona fide commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (A) twelve (12) months following receipt thereof and (B) six (6) months of the date of such commitment; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.4(b); provided further that any Net Cash Proceeds relating to Term Loan Priority Collateral shall be reinvested in assets constituting Term Loan Priority Collateral.  Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(iv)          Excess Cash Flow.  After the end of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending June 30, 2021), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Compliance Certificate for such fiscal quarter and (y) the date on which the financial statements and the related Compliance Certificate for such fiscal quarter are required to be delivered pursuant to Section 6.1(a) or (b), as applicable, and Section 6.2(a), the Borrower shall make mandatory principal prepayments of the Term Loans and, to the extent required, any Other Applicable Pari Passu Indebtedness in the manner set forth in clause (viii) below in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for such fiscal quarter minus (B) if not deducted in any prior fiscal quarter, the aggregate amount of (1) all optional prepayments of any Term Loan from internally generated cash during such fiscal quarter or after the end of such fiscal quarter but prior to the date of the required Excess Cash Flow prepayment, (2) all repayments of any Term Loan under Section 2.3 during such fiscal quarter and (3) all repurchases and cancellations of Term Loans made pursuant to Section 10.9(g) during such fiscal quarter, in each case, solely to the extent that such prepayments or repurchases are not funded with (A) proceeds of long-term Indebtedness of Holdings or any of its Subsidiaries other than intercompany loans permitted hereunder and revolving Indebtedness or (B) the issuance of Equity Interests.

(v)           Foreign Dispositions and Excess Cash Flow.  Notwithstanding anything to the contrary contained in this Section 2.4(b), (A) to the extent that any of or all the Net Cash Proceeds of any Asset Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Excess Cash Flow”) are prohibited or delayed by applicable local law from being repatriated to the United States or the Borrower believes in good faith that the repatriation to the United States would conflict with the fiduciary and/or statutory duties of such Foreign Subsidiary’s directors (or equivalent managers) or could reasonably be expected to result in a material risk of personal or criminal liability for any such officer, director, employee, manager or member of management of such Foreign Subsidiary, the portion of such Net Cash Proceeds or Foreign Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.4 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States and/or repatriation would conflict with the applicable fiduciary and/or statutory duties (it being agreed that, solely within 365 days following the end of the applicable Excess Cash Flow period or the event giving rise to the relevant Net Cash Proceeds, the Borrower shall take all commercially reasonable actions required by Applicable Law to permit such repatriation (it being understood that if the repatriation of the relevant Foreign Excess Cash Flow or Net Cash Proceeds, as the case may be, is permitted under the Applicable Law and, to the extent applicable, would no longer conflict with the fiduciary and/or statutory duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, then in either case, within 365 days following the end of the applicable Excess Cash Flow period or the event giving rise to the relevant Net Cash Proceeds, the Borrower hereby agrees to cause the applicable Foreign Subsidiary to promptly take all actions required by the Applicable Law or applicable fiduciary and/or statutory duties to permit such repatriation and such repatriation will be effected as promptly as practicable and such repatriated Net Cash Proceeds or Foreign Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.4(b)) and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Excess Cash Flow would have adverse tax cost consequences with respect to such Net Cash Proceeds or Foreign Excess Cash Flow (including, without limitation, creating a tax obligation or requiring the use of net operating losses or similar tax credits to reduce such tax obligation), such Net Cash Proceeds or Foreign Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.4(b)(ii) or any such Foreign Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.4(b)(iv), the Borrower may, at its option, apply an amount equal to such Net Cash Proceeds or Foreign Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or Foreign Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Cash Proceeds or Foreign Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Foreign Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).  Notwithstanding anything to the contrary in this clause (v), if any such Foreign Excess Cash Flow or Net Cash Proceeds of any Foreign Disposition are applied to the repayment or repurchase of any other Other Applicable Pari Passu Indebtedness, any such amounts that are declined shall be applied to the prepayment of the Initial Term Loans in accordance with clause (viii) below.

(vi)           Rejection Right.  Holdings shall notify the Administrative Agent in writing of any mandatory prepayment of the Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.4(b) at least three (3) Business Days prior to the required date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount to be prepaid in connection with such prepayment.  The Administrative Agent will promptly notify each Lender holding Term Loans entitled to such prepayment of the contents of such prepayment notice and of such Lender’s pro rata share of such prepayment.  Each Lender may, by written notice (each a “Notice of Prepayment Rejection”) received by the Administrative Agent no later than 3:00 p.m. (Eastern) one (1) Business Day prior to the date of such prepayment, reject all or a portion, of its pro rata share of such prepayment (other than a prepayment as a result of the events described in Section 2.4(b)(i)).  If a Lender fails to deliver a Notice of Prepayment Rejection within the time frame specified above, any such failure will be deemed to be an acceptance of the total amount of such Lender’s pro rata share of such prepayment.  Any amounts rejected by a Lender pursuant to a Notice of Prepayment Rejection received within the time frame specified above (such amounts, the “Declined Proceeds”) shall (x) to the extent required thereby, be offered to the holders of any Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens securing the Secured Obligations on a pro rata basis amongst the holders of such Indebtedness (based on the outstanding principal amount thereof) and (y) after giving effect to clause (x) of this Section 2.4(b)(vi) be retained by Holdings and its Subsidiaries.

(vii)         Sunshine Acquisition.   In the event that the Sunshine Acquisition Effective Date does not occur on or prior to 1:00 p.m. on the Sunshine Acquisition Outside Date, the Borrower shall no later than 2:00 p.m. on the Sunshine Acquisition Outside Date make a mandatory principal prepayment of the Initial Term Loans in an amount equal to the Sunshine Reserve Amount, which the Borrower authorizes the Administrative Agent to pay from amounts on deposit in the Sunshine Reserve Account.

(viii)         Notice; Manner of Payment.

(A)          Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (vi) above, the Borrower shall promptly (and in any event no later than the date the applicable prepayment is due under clauses (i) through (vi)) deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Term Loans under clauses (i) through and including (vi) of this Section shall be applied ratably between the Initial Term Loans and any Other Applicable Pari Passu Indebtedness (in accordance with the respective outstanding principal amounts of the Term Loans and such Other Applicable Pari Passu Indebtedness at the time of such prepayment) (unless the applicable lenders providing such Other Applicable Pari Passu Indebtedness agree to a lesser share of such prepayment) to (x) reduce the remaining scheduled principal installments of the Initial Term Loans pursuant to Section 2.3, as directed by the Borrower (or in the absence of such direction, in direct order of maturity to the next eight (8) scheduled principal installments and thereafter on a pro rata basis to the remaining scheduled principal installments (including the installment payment on the Term Loan Maturity Date)) and (y) reduce the remaining scheduled principal installments of any other Class of Term Loans, such Incremental Equivalent Indebtedness or Refinancing Equivalent Indebtedness (in each case, as determined by Holdings and the applicable lenders providing such Indebtedness); provided that the portion of such prepayment amount allocated to the Other Applicable Pari Passu Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Pari Passu Indebtedness pursuant to the requirements of the definitive documentation for such Other Applicable Pari Passu Indebtedness; provided further that to the extent the lenders or holders of such Other Applicable Pari Passu Indebtedness decline such prepayment or do not accept the applicable offer to repurchase, the declined amount shall be promptly (and in any event within five (5) Business Days of such rejection) applied to prepay the Initial Term Loans and any Other Applicable Pari Passu Indebtedness in accordance with the terms of this clause (viii).  Proceeds of any Credit Agreement Refinancing Indebtedness referred to clause (i) above shall be applied solely to prepay each applicable Class(es) of Term Loans so refinanced.

(B)          Any prepayment of the Initial Term Loans under clause (vii) of this Section shall be applied solely to reduce the remaining scheduled principal installments of the Initial Term Loans pursuant to Section 2.3 (including the installment payment on the Term Loan Maturity Date) on a pro rata basis.

(ix)           Prepayment of LIBOR Rate Loans.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 2.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.4(b) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 2.4(b).  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 2.4(b).

(x)             No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

(c)          Call Premium.  In the event that, on or prior to the twenty four (24) month anniversary of the Closing Date, the Borrower (i) makes any prepayment of the Initial Term Loans in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to:

(x) in the case of clause (i), a prepayment premium of (A) in the case of any such prepayment occurring on or prior to the twelve (12) month anniversary of the Closing Date, 2.0% of the amount of the Initial Term Loan being prepaid and (B) in the case of any such prepayment occurring after the twelve (12) month anniversary of the Closing Date, but on or prior to the twenty four (24) month anniversary of the Closing Date, 1.0% of the amount of the Initial Term Loans being prepaid; and

(y) in the case of clause (ii), a payment equal to (A) in the case of any such amendment occurring on or prior to the twelve (12) month anniversary of the Closing Date, 2.0% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment and (B) in the case of any such amendment occurring after the twelve (12) month anniversary of the Closing Date, but on or prior to the twenty four (24) month anniversary of the Closing Date, 1.0% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment.

Such fees shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction.

For the purpose of this clause (c), “Repricing Transaction” means (a) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement Indebtedness that (i) is secured by any Lien on any assets of Holdings and its Subsidiaries that is not expressly subordinated or junior in priority to the Liens on such assets securing the Secured Obligations (other than ABL Obligations or other revolving Indebtedness) and (ii) bears interest with an All-In Yield less than the All-In Yield applicable to the Initial Term Loans and (b) any amendment to the pricing terms of the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans.

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1        Interest.

(a)          Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, the Term Loans (including, for the avoidance of doubt, any outstanding principal amount in the Sunshine Reserve Account, until, if applicable, the prepayment of the Sunshine Reserve Amount pursuant to Section 2.4(b)(vii)) shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b)         Default Rate.  Subject to Section 10.3, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2.00% per annum plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.  All accrued and unpaid interest under this Section 3.1(b) shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)          Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2021; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)          Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 3.2       Notice and Manner of Conversion or Continuation of Term Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date (unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement) all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the LIBOR Rate Loans then outstanding) into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (A) the Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Term Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan.  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan.  If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 3.3       Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 3.4       Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Term Loan Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 3.5        Evidence of Indebtedness.  The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the accounts and records maintained by the Administrative Agent and/or the accounts and records of any Lender in respect of such matters and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Lender’s Term Loans, in addition to such accounts or records.  Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

SECTION 3.6       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)           the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Term Loans to any assignee or participant, other than to Holdings or any of its Subsidiaries or Affiliates (other than pursuant to Section 10.9 (g) or (h)), as to which the provisions of this paragraph shall apply.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 3.7        Administrative Agent’s Clawback.

(a)         Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)          Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)          Nature of Obligations of Lenders.  The obligations of the Lenders under this Agreement to make the Term Loans and to make payments under this Section, Section 3.11(e), Section 10.3(c) and Section 10.7, as applicable, are several and are not joint or joint and several.  The failure of any Lender to make available its Term Loan Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of such Term Loan available on the borrowing date.

SECTION 3.8        Changed Circumstances.

(a)         Circumstances Affecting LIBOR Rate Availability.  Subject to clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)          Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Term Loan to a LIBOR Rate Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Term Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(c)          Benchmark Replacement Setting.

(i)           (A)             Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8(c)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B)              Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8(c).

(iv)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 3.9        Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Term Loan Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  All of the obligations of the Credit Parties under this Section 3.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.10      Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Survival.  All of the obligations of the Credit Parties under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.11      Taxes.

(a)          Defined Terms.  For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,:

(A)               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival.  Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.12      Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 2.4(c));

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)           in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 3.12 may be effected pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, as applicable executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent; provided further that any such documents shall be without recourse to or warranty by the parties thereto.

(c)          Selection of Lending Office. Subject to Section 3.12(a), each Lender may make any Term Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Term Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 3.13      Incremental Term Loans.

(a)          Request for Incremental Term Loan.  At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request additional term loans, the principal amount of which will be added to the outstanding principal amount of the Class of existing Term Loans having the latest maturity, or which shall constitute one or more additional Classes of term loans (each, additional term loan, an “Incremental Term Loan”); provided that (A) the aggregate initial principal amount of such requested Incremental Term Loan shall not exceed the then available Incremental Facility Limit (after giving effect to such Incremental Term Loans and any Incremental Equivalent Indebtedness being incurred concurrently therewith),  (B) any such request for increase shall be in a minimum amount of $25,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount permitted pursuant to the foregoing clause (A), (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Term Loan) and (D) unless otherwise agreed to by the Administrative Agent, no more than five (5) Incremental Term Loans shall be permitted to be requested during the term of this Agreement.

(b)          Incremental Lenders.  Each notice from the Borrower pursuant to this Section 3.13 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loan.  Incremental Term Loans may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”), other than Disqualified Institutions; provided that the Administrative Agent and the Borrower each shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Term Loans to the extent any such consent would be required under Section 10.9(b) for an assignment of Term Loans to such Incremental Lender and any portion of such Incremental Term Loans provided by an Affiliated Lender shall comply with Section 10.9(h).  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent).  Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Borrower and the Administrative Agent within such time period whether it agrees, to provide an Incremental Term Loan and, if so, whether by an amount equal to, greater than or less than requested.  Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Term Loan.

(c)          Incremental Term Loan Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such Incremental Term Loan (limited in the case of the Incremental Lenders to their own respective allocations thereof).  The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Term Loans and the Incremental Effective Date.

(d)          Terms of Incremental Term Loans.  The terms of each Incremental Term Loan (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that (i) each Incremental Term Loan (A) shall constitute Obligations of the Borrower and be secured on a pari passu basis with the Initial Term Loans; and (B) will satisfy each of the Permitted Indebtedness Conditions and (ii) the proceeds of any Incremental Term Loan may be used by the Borrower and its Subsidiaries for general corporate purposes, including the financing of Permitted Acquisitions and other Investments, Restricted Payments and Restricted Junior Debt Payments permitted hereunder.

(e)          Other Conditions to Effectiveness of Incremental Term Loans.  Any Incremental Term Loan shall become effective as of such Incremental Effective Date and shall be subject to the following additional conditions precedent, which, in the case of an Incremental Term Loan incurred solely to finance a substantially concurrent Limited Condition Transaction, shall be subject to Section 1.10:

(i)            all of the representations and warranties set forth in Article V shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Incremental Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(ii)            the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and

(iii)          the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan), reasonably requested by Administrative Agent in connection with such Incremental Term Loan.

(f)           Incremental Amendments.  Each such Incremental Term Loan shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 3.13.

SECTION 3.14      Amend and Extend Transactions.

(a)          The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Term Loans to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Term Loans that will be subject to the Extension (which shall be in a minimum amount of $50,000,000 (or such other amounts as may be agreed to by the Administrative Agent in its sole discretion)), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Class of Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower; provided that no Lender shall be obligated to participate in any such Extension.  If the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans subject to the Extension Offer as set forth in the Extension notice, then the Term Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)          The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension and (iii) the terms of such Extended Term Loans shall comply with paragraph (c) of this Section 3.14.

(c)          The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Term Loan shall be no earlier than the later of (A) the Term Loan Maturity Date and (B) the maturity date applicable to the Class of Term Loans being extended, (ii) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of (A) the Initial  Term Loans and (B) the Class of Term Loans being extended, (iii) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Term Loans and the borrower and guarantors of the Extended Term Loans shall be the same as the Borrower and Guarantors with respect to the existing Term Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (v) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in mandatory prepayments with the other Term Loans and (vi) the terms of the Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)         In connection with any Extension, the Credit Parties, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension (including, without limitation, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Extension), reasonably requested by Administrative Agent in connection with such Extension). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans as a new Class or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches), in each case on terms consistent with this Section 3.14.

SECTION 3.15      Refinancing Facilities.

(a)          On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Person meets the requirements of an Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Extended Term Loans, Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans pursuant to a Refinancing Amendment or Refinancing Equivalent Indebtedness; provided that in the case of any Refinancing Equivalent Indebtedness that is secured by Liens on the Collateral, the holders thereof (or a duly authorized agent or trustee on their behalf) shall enter into (i) in the case of Pari Passu Indebtedness, a joinder or restatement of the Closing Date Intercreditor Agreement and, if applicable, a joinder to, restatement of or new Acceptable Junior Lien Intercreditor Agreement and (2) in the case of Indebtedness secured by a Lien on the Collateral on a junior basis to the Liens securing the Secured Obligations, an Acceptable Junior Lien Intercreditor Agreement, in each case duly executed by the holders thereof (or a duly authorized agent or trustee on their behalf).

(b)          The effectiveness of any Refinancing Amendment shall be subject to the receipt by the Administrative Agent of (i) to the extent reasonably requested by the Administrative Agent, items similar to those in Article IV with respect to the transactions contemplated by any Refinancing Amendment (with references to the Closing Date being replaced by the effective date of such Refinancing Amendment), including, without limitation, customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Term Loan is provided with the benefit of the applicable Loan Documents.

(c)          Each issuance of Refinancing Term Loans under Section 3.15(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (or such other amount necessary to repay any Class of outstanding Term Loans or existing Credit Agreement Refinancing Indebtedness in full).

(d)          Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 3.15, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1       Conditions to Closing and Initial Term Loan.  Except for those items that are permitted to be satisfied on a post-closing basis pursuant to Section 6.18, the obligation of the Lenders to close this Agreement and to make the Initial Term Loans is subject to the satisfaction (or waiver in accordance with Section 10.2) of each of the following conditions:

(a)          Executed Loan Documents.  This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note (if applicable), the Guaranty Agreement, the Closing Date Intercreditor Agreement and the Security Documents to be delivered on the Closing Date, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto.

(b)          Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            Officer’s Certificate.  A certificate from a Responsible Officer of Holdings and the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) the condition set forth in Section 4.1(e)(v) has been satisfied, (D)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in this Section 4.1; and (E) certifying that attached thereto is a true, correct and complete full executed copy of the Fifth ABL Amendment.

(ii)           Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or equivalent governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii)         Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party (other than in relation to the Australian Credit Parties) under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)         Opinions of Counsel.  A customary written opinion of Weil, Gotshal & Manges LLP in its capacity as special counsel to the Credit Parties and, to the extent applicable, customary written opinions of any local counsel as may be reasonably requested by the Administrative Agent, in each case addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request.

(c)          Personal Property Collateral.

(i)            Filings and Recordings.  Subject to the limitations and qualifications in the Security Documents, the Administrative Agent shall have received duly executed copies of all documents and copies of all instruments necessary to establish that the Administrative Agent will have a first priority security interest in the Term Loan Priority Collateral and a second priority security interest in the ABL Priority Collateral (subject, in each case, to Permitted Liens), which shall be, if applicable, in proper form for filing.

(ii)           Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) to the extent constituting Term Loan Priority Collateral, each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof (and, to the extent constituting ABL Priority Collateral such note and allonge shall have been received by the ABL Administrative Agent).

(iii)           Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to bankruptcy, tax and U.S. intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)           [reserved.]

(v)          Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all U.S. federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case, in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

(d)          Consents; Defaults.

(i)            Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the Transactions, which shall be in full force and effect.

(ii)           No Injunction, Etc.  No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(e)           Financial Matters.

(i)            Financial Statements.  The Administrative Agent shall have received (A) with respect to the Acquired Entities and their respective Subsidiaries (1) the audited consolidated financial statements of Sensis Holdings for the fiscal years ended June 30, 2018,  June 30, 2019 and June 30, 2020, (2) the audited consolidated financial statements of the Sunshine Target for the fiscal years ended June 30, 2018,  June 30, 2019 and June 30, 2020, (3) the unaudited consolidated financial statements of Sensis Holdings for the five months ended on November 30, 2020 and (4) the unaudited consolidated financial statements of the Sunshine Target for the five months ended on November 30, 2020 and (B) any other financial statements provided by the Sunshine Sellers to the Borrower or its Subsidiaries in connection with the Sunshine Acquisition Agreement.

(ii)           Pro Forma Financial Statements.  The Administrative Agent shall have received pro forma financial statements for Holdings and its Subsidiaries for the most recently completed Reference Period prior to the Closing Date, calculated on a Pro Forma Basis after giving effect to the Transactions.

(iii)          Financial Projections.  The Administrative Agent shall have received projections prepared by management of Holdings, of key capital structure items, income statements and cash flow statements on an annual basis reflecting the term of the Credit Facility, which shall not be inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iv)         Financial Condition/Solvency Certificate.  Holdings shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer, treasurer or assistant treasurer (or another financial officer with reasonably equivalent duties and responsibilities that is reasonably acceptable to the Administrative Agent) of Holdings, that (A) after giving effect to the Transactions, each of Holdings and each of its Subsidiaries, taken as a whole, are Solvent and (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenant contained in Section 7.14.

(v)            No Material Adverse Effect.  Since September 30, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(vi)          Payment at Closing.  The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) to the extent an invoice therefor is received by the Borrower by the date that is at least three (3) Business Days prior to the Closing Date or approved in a funds flow or settlement statement executed by the Borrower and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents to the extent an invoice therefor is received by the Borrower by the date that is at least three (3) Business Days prior to the Closing Date or approved in a funds flow or settlement statement executed by the Borrower, in each case, which amounts may be offset against the proceeds of the Initial Term Loans as directed by the Borrower.

(f)            [reserved.]

(g)           Miscellaneous.

(i)            Existing Indebtedness.  All existing Indebtedness of Holdings and its Subsidiaries (including Indebtedness under the Existing Credit Agreement, but excluding the ABL Credit Agreement and any other Indebtedness permitted pursuant to Section 7.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(ii)          ABL Amendment.  The Credit Parties shall have concurrently entered into the Fifth ABL Amendment, together with all other ABL Documents executed in connection therewith, and shall have provided a copy of the Fifth ABL Amendment, together with all other ABL Documents executed in connection therewith, to the Administrative Agent, each of which shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(iii)           PATRIOT Act, etc.

(A)              The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender at least seven (7) Business Days in advance of the Closing Date in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B)              The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same at least seven (7) Business Days in advance of the Closing Date, a Beneficial Ownership Certification in relation to it, in each case, at least three (3) Business Days prior to the Closing Date.

All opinions, certificates and other instruments and all proceedings delivered pursuant to this Section 4.1 shall be reasonably satisfactory in form and substance to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.3(c) and Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.2        Sunshine Acquisition.

(a)          No later than thirty-one (31) days after the Closing Date (such date, the “Sunshine Acquisition Outside Date”), each of the following shall occur (each, a “Sunshine Acquisition Condition”), (the date on which the Sunshine Acquisition Conditions are satisfied (or waived in accordance with Section 10.2, the “Sunshine Acquisition Effective Date”)):

 (i)           the Sunshine Acquisition shall have been consummated, substantially concurrently with the release of the Sunshine Reserve Amount (if any), in accordance with the Sunshine Acquisition Agreement.

(ii)           the Arranger shall have received a true, correct and fully executed copy of all documentation for the Sunshine Acquisition, including, without limitation, the Sunshine Acquisition Agreement, in each case in form and substance reasonably satisfactory to the Arranger; and

(iii)          each of the representations made by the Acquired Entities, the Sunshine Sellers or any of their respective Subsidiaries or Affiliates or with respect to the Acquired Entities or their respective Subsidiaries or its business in the Sunshine Acquisition Agreement that are material to the interests of the Lenders are true and correct, but only to the extent that in the event of an inaccuracy with respect to, or a breach of, such representations Holdings or its Affiliates have the right to terminate their respective obligations under the Sunshine Acquisition Agreement or otherwise decline to close the Sunshine Acquisition.

(b)          Notwithstanding anything herein to the contrary, if the Sunshine Acquisition Effective Date does not occur on the Closing Date, $200,000,000 of the Initial Term Loan (such amount, the “Sunshine Reserve Amount”) shall be funded on the Closing Date into a segregated account at the Administrative Agent (the “Sunshine Reserve Account”) and shall not be released to the Borrower or any other Person.   On the Sunshine Acquisition Effective Date, the Sunshine Reserve Amount shall be released to the Borrower to be used in accordance with Section 6.14.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

SECTION 5.1      Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the Applicable Law of the jurisdiction of its incorporation or formation, (b) has the requisite power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which each Credit Party and each Subsidiary thereof are organized as of the Closing Date are described on Schedule 5.1.  Schedule 5.1 identifies each Subsidiary Guarantor as of the Closing Date.  No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.

SECTION 5.2        Ownership.  Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 5.2.  As of the Closing Date, Schedule 5.2 sets forth (x) the shareholders or other owners, as applicable, of the Borrower and each of its Subsidiaries, (y) the number of shares issued by the Borrower or such Subsidiary and outstanding and (z) the number and percentage of such outstanding shares owned by each owner thereof.   All of the shares set forth on Schedule 5.2 have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of the Borrower or any Subsidiary thereof, except as described on Schedule 5.2.

SECTION 5.3       Authorization; Enforceability.  Each Credit Party has the right, power and authority and has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4      Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, and the performance by each such Credit Party of its respective obligations thereunder (including, in the case of the Borrower the borrowing of the Term Loans hereunder) do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approvals or such violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of such Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of any Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (i) consents, authorizations, filings or other acts that have been obtained or taken and that are still in full force and effect, (ii) consents, authorizations, filings or other acts for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) consents or filings under the UCC (or any equivalent registry or filing system of any Applicable Law in connection with the creation, perfection or priority of Liens on the Collateral) and (iv) filings with the United States Copyright Office and/or the United States Patent and Trademark Office (or any equivalent registry or filing system of any Applicable Law in connection with the creation, perfection or priority of Liens on the Collateral).

SECTION 5.5        Compliance with Law; Governmental Approvals.  Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.6        Tax Returns and Payments.  Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or (b) any of which the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.7        Intellectual Property Matters.  Each Credit Party and each Subsidiary thereof owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to the conduct of its business (such rights, the “IP Rights”), except where the failure to own or possess such IP Rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any IP Rights, except where such revocations or terminations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any IP Rights as a result of its business operations, except where such liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8        Environmental Matters.

(a)          The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)         Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there is no contamination at, under or about such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)         No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)         Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(e)           No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f)          There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.9        Employee Benefit Matters.

(a)          As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans subject to Title IV of ERISA other than those identified on Schedule 5.9;

(b)         Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)          As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)          Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has:  (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e)           No Termination Event has occurred or is reasonably expected to occur;

(f)           Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(g)          As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitment.

SECTION 5.10      Margin Stock.  No Credit Party nor any Subsidiary thereof is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB) any Margin Stock.  No part of the proceeds of the Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.  Following the application of the proceeds of each Term Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.2 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be Margin Stock.

SECTION 5.11     Government Regulation.  No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary thereof is subject to regulation under the Investment Company Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 5.12     Employee Relations.  As of the Closing Date, no Credit Party nor any Subsidiary thereof is, or at any time during the five (5) year period preceding the Closing Date has been, party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.12.  The Borrower knows of no pending, threatened or contemplated strikes, lockouts, work stoppage, or other collective labor disputes or unfair labor practice charges involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any Subsidiary thereof has been involved in a strike, lockout, work stoppage, or other collective labor dispute, or has been accused of or a party to an unfair labor practice, in each case during the five (5) year period preceding the Closing Date that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.13      Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 4.1(e)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of Holdings and its Subsidiaries and the Acquired Entities and their respective Subsidiaries, as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Holdings and its Subsidiaries and the Acquired Entities and their respective Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  The pro forma financial statements delivered pursuant to Section 4.1(e)(ii) and the projections delivered pursuant to Section 4.1(e)(iii) and were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized that projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

SECTION 5.14      No Material Adverse Change.  Since September 30, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15      Solvency.  The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 5.16     Title to Properties.  As of the Closing Date, the real property listed on Schedule 5.16 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries.  Each Credit Party and each Subsidiary thereof has such good, sufficient and legal title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid, good and sufficient title to all of its personal property and assets, except for Permitted Liens and those properties which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.17      Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 5.17, there are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18      Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)          None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or, to the knowledge of the Borrower, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)          Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)         Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, in all material respects.

(d)          No proceeds of any Term Loans have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.14(c).

SECTION 5.19      Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.

SECTION 5.20     Senior Indebtedness Status.  The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and all appropriate actions have been taken to cause such Obligations to continue to rank at least senior in priority of payment to all Subordinated Indebtedness and senior in Lien priority to all senior unsecured Indebtedness of each such Person and, to the extent applicable, such Obligations have been  designated as “Senior Indebtedness” (or any other similar term) under the intercreditor, subordination or other applicable agreements relating to such Subordinated Indebtedness and such senior unsecured Indebtedness of such Person.

SECTION 5.21     Disclosure.  Holdings and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished in writing by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected information was made available to the Administrative Agent or the Lenders (it being recognized that projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower's control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).  As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.  As of the Closing Date, all of the Affiliates of the Borrower that would, if such Affiliate were becoming a Lender on the Closing Date, satisfy the requirements in the definition of Designated Affiliated Lender are identified by name in a writing on a list delivered to the Arranger at least two (2) Business Days prior to the Closing Date.

SECTION 5.22     Security Interest in Collateral.  Subject to the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Security Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, subject to certain filings and recordations and/or any other perfection action required under the terms of any Loan Document, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Loan Documents, unless otherwise permitted hereunder or under any Loan Document) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

SECTION 5.23      Tax Consolidation and Payment of Taxes.  On and with effect from the time that they form an Australian Tax Consolidated Group, each Australian Credit Party is a member of an Australian Tax Consolidated Group for which the Head Company (as defined in the Income Tax Assessment Act 1997 (Cth) is Thryv Ausco.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, Holdings and the Borrower will, and will cause each of its respective Subsidiaries to:

SECTION 6.1        Financial Statements.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          Annual Financial Statements.  As soon as practicable and in any event within one hundred and twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2020), an audited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, changes in stockholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by Ernst & Young or another independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit (except for qualifications relating to (i) changes in accounting principles or practices reflecting changes in GAAP or the upcoming maturity date of any Indebtedness being scheduled to occur within twelve months from the time such report is delivered, in each case, required or approved by such independent certified public accountants and/or (ii) breach or anticipated breach of any financial covenant); provided that if Holdings switches from one independent public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated or consolidating financial statements that relate to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above) or with respect to accounting principles followed by Holdings or any of its Subsidiaries not in accordance with GAAP.

(b)          Quarterly Financial Statements.  As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2021), an unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

SECTION 6.2        Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)         at each time financial statements are delivered pursuant to Sections 6.1(a) or (b), a duly completed Compliance Certificate, together with a report containing management’s discussion and analysis of such financial statements and Holdings’ and its Subsidiaries’ material quarterly and annual operating results.  Such Compliance Certificate shall, among other things, (i) state that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, state the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrate compliance with the financial covenant set forth in Section 7.14 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements, (iii) set forth as and at the end of such quarterly period or Fiscal Year, as the case may be, reasonably detailed calculations of the amount of the Available Amount and the amount of Excess Cash Flow for the most recently ended fiscal quarter, (iv) include a list of each Subsidiary of Holdings that identifies whether or not such Subsidiary is an Excluded Subsidiary and/or an Immaterial Subsidiary as of the date of such Compliance Certificate which shall include with respect to each Immaterial Subsidiary, the percentage of Consolidated total assets and Consolidated revenues of Holdings and its Subsidiaries attributable to such Immaterial Subsidiary, and a calculation of the First Lien Net Leverage Ratio, in each case as of the last day of the fiscal period covered by the financial statements accompanying such Compliance Certificate, (v) include a supplement to Schedule 1.1 with respect to any Designated Operational FX Hedge entered into and designated as such during the applicable fiscal quarter or Fiscal Year, as the case may be and (vi) include, to the extent applicable, changes in the list of beneficial owners to the extent required by Section 6.15(b);

(b)          [reserved];

(c)          promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(d)          [reserved];

(e)          promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender;

(f)           to the extent not otherwise delivered to the Administrative Agent hereunder, (i) all financial statements and notices of default as may be delivered to or received from the ABL Administrative Agent pursuant to the terms of the ABL Credit Agreement simultaneously with the delivery of the same to, or receipt from, the ABL Administrative Agent and (ii) promptly after the occurrence thereof, notice of any mandatory prepayment or the commencement of a “Cash Dominion Trigger Period” (as defined in the ABL Credit Agreement) or a “Reporting Trigger Period” (as defined in the ABL Credit Agreement), in each case, under the ABL Documents; and

(g)         such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; provided that neither Holdings nor any Subsidiary shall be required to disclose or provide any information (i) in respect of which, and to the extent that, disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by Applicable Law, (ii) to the extent that such information is subject to any confidentiality agreement (unless mutually agreeable arrangements can be made to preserve such information as confidential in the good faith determination of the Borrower), (iii) to the extent that such information is classified or otherwise constitutes non-financial trade secrets or non-financial proprietary information of any Person or (iv) to the extent that such information is subject to any attorney-client privilege or similar privilege or constitutes attorney work product); provided that the Borrower shall notify the Administrative Agent if any such information is being withheld as a result of any of clauses (i) through (iv) above and shall use its commercially reasonable efforts to describe, to the extent both feasible and permitted under Applicable Law or applicable confidentiality obligation, or without waiving such attorney-client privilege, as applicable, the applicable information (including via redaction) and seek to obtain necessary waivers to the disclosure of such information and (y) any such confidentiality obligation was not entered into in contemplation of the requirements of this clause (g).

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance Holdings and the Borrower shall be required to provide copies of the Compliance Certificates required by Section 6.2 to the Administrative Agent in accordance with the procedures set forth in Section 10.1.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, the obligations in Section 6.1(a) and 6.1(b) may instead be satisfied with respect to any financial statements of Holdings by furnishing Holdings’ (or any other parent company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and, so long as such filings are publicly available, without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided that, (A) to the extent (x) such financial statements relate to any parent company and (y) either (1) such parent company (or any other parent company that is a subsidiary of such parent company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent company ownership of Holdings and its Subsidiaries) or (2) there are material differences between the financial statements of such parent company and its Consolidated Subsidiaries, on the one hand, and Holdings and its Consolidated Subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such parent company and its Consolidated Subsidiaries, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (B) to the extent such statements are in lieu of statements required to be provided under Section 6.1(a), such statements shall be accompanied by a report and opinion of an independent certified public accounting firm of recognized national standing, which report and opinion shall satisfy the applicable requirements set forth in Section 6.1(a).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 6.3       Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof), the Borrower shall notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           the occurrence of any Default or Event of Default under any Loan Document;

(b)          the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c)          any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)          [reserved];

(e)        (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(f)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to Section 6.3 (other than Section 6.3(g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall indicate with reasonable specificity any and all provisions of this Agreement and any other Loan Document, as applicable, that have been breached.

SECTION 6.4        Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 7.4 or Section 7.5,

(a)           preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges material to the conduct of its business; and

 (b)         qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 6.5        Maintenance of Property and Licenses.

(a)          In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, as such action or inaction could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)         Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.6       Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily maintained by similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance).  All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each property insurance policy, name the Administrative Agent as lender’s loss payee.  On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent promptly following its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 6.7        Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 6.8        Payment of Taxes and Other Obligations.  Pay and perform (a) all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other obligations and liabilities in respect of Indebtedness in excess of the Threshold Amount in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.9      Compliance with Laws and Approvals.  Observe and remain in compliance with all Applicable Laws (including all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.10     Environmental Laws.  In addition to and without limiting the generality of Section 6.9, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with, and use its commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and use its commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 6.11     Compliance with ERISA.  In addition to and without limiting the generality of Section 6.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s reasonable request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 6.12     Visits and Inspections; Lender Calls.  Permit representatives of the Administrative Agent, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time upon prior reasonable notice and at such times during normal business hours; provided further that neither Holdings nor any Subsidiary shall be required to disclose or provide any information (i) in respect of which, and to the extent that, disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by Applicable Law, (ii) to the extent that such information is subject to any confidentiality agreement (unless mutually agreeable arrangements can be made to preserve such information as confidential in the good faith determination of the Borrower), (iii) to the extent that such information is classified or otherwise constitutes non-financial trade secrets or non-financial proprietary information of any Person or (iv) to the extent that such information is subject to any attorney-client privilege or similar privilege or constitutes attorney work product); provided that the Borrower shall notify the Administrative Agent if any such information is being withheld as a result of any of clauses (i) through (iv) above and shall use its commercially reasonable efforts to describe, to the extent both feasible and permitted under Applicable Law or applicable confidentiality obligation, or without waiving such attorney-client privilege, as applicable, the applicable information (including via redaction) and seek to obtain necessary waivers to the disclosure of such information and (y) any such confidentiality obligation was not entered into in contemplation of the requirements of this Section 6.12.  If at any time Holdings ceases to be a public company, Holdings shall participate in a call of the Administrative Agent and Lenders once during each Fiscal Year, which call shall be held at such reasonable time as may be agreed by Holdings and the Administrative Agent.

SECTION 6.13      Additional Guarantors and Collateral.

(a)          Additional Subsidiaries.  Subject to Section 6.18 with respect to the Australian Subsidiaries, promptly, but in any event with fifteen (15) Business Days (as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent after (i) the creation or acquisition (including by division) of a Person that becomes a Subsidiary (other than an Excluded Subsidiary), (ii) any Subsidiary that is an Excluded Subsidiary failing to constitute an Excluded Subsidiary or (iii) the designation of any Discretionary Guarantor and, within forty-five (45) days (or in the case of any Australian Subsidiary formed or acquired after the Closing Date, such later date upon which any applicable “Whitewash” transaction or similar applicable legal requirements have been satisfied) after such event, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Subsidiary to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Joinder Agreement and a supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (D) if such Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person as and to the extent required by the applicable Security Documents, (E) deliver to the Administrative Agent such updated Schedules to the applicable Security Documents as requested by the Administrative Agent with respect to such Subsidiary, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary, the Credit Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, such other Security Documents to the extent provided to ABL Administrative Agent or executed in respect of the ABL Obligations.

(b)        Additional First Tier Foreign Subsidiaries and CFC Holdcos.  In each case, subject to the limitation set forth in clause (d) below, notify the Administrative Agent promptly, but in any event with fifteen (15) Business Days (as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent after, after any Person becomes a First Tier Foreign Subsidiary or a CFC Holdco (other than an Australian Subsidiary, all of the Equity Interests of which shall be pledged pursuant to, and in accordance with, Section 6.13(a) and  Section 6.18 hereof), and at the request of the Administrative Agent, promptly thereafter (and, in any event, within forty five (45) days (or in the case of any Australian Subsidiary formed or acquired after the Closing Date, such later date upon which any applicable “Whitewash” transaction or similar applicable legal requirements have been satisfied) after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty‑five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary that is a CFC or any such CFC Holdco and 100% of the Equity Interests of any First Tier Foreign Subsidiary that is not a CFC and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary or CFC Holdco, as applicable, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary, the Credit Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, such other Security Documents to the extent provided to ABL Administrative Agent or executed in respect of the ABL Obligations.

(c)          Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 6.13(a) or (b), as applicable, within forty-five (45) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(d)           Exclusions.  The provisions of this Section 6.13 shall be subject to the limitations and exclusions set forth in the Security Documents.

SECTION 6.14      Use of Proceeds.

(a)          Use the proceeds of the Initial Term Loans (i) to finance the Transactions and (ii) pay fees, costs and expenses in connection with the Transactions; provided that no part of the proceeds of any of the Initial Term Loans shall be used for purchasing or carrying Margin Stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB; provided that the Sunshine Reserve Amount shall only be used to either (x) finance the Sunshine Acquisition (including, without limitation, the repayment of Indebtedness of the Acquired Entities and the payment of Transaction Costs in connection with the Sunshine Acquisition) and, to the extent of any remaining amounts after the financing of the Sunshine Acquisition, for general corporate purposes of the Borrower and its Subsidiaries or (y) repay the Initial Term Loans in accordance with Section 2.4(b)(vii).

(b)          Use the proceeds of any Incremental Term Loan as permitted pursuant to Section 3.13, as applicable.

(c)          Not request any Term Loans, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Term Loans, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.15      Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  (a) Maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions; (b) with respect to any change to the list of beneficial owners identified in the latest Beneficial Ownership Certification, on the date on which the financial statements and the related Compliance Certificate for such fiscal quarter are required to be delivered pursuant to Section 6.1(a) or (b), as applicable, and Section 6.2(a), notify the Administrative Agent of such change and (c) promptly following the Administrative Agent’s request therefor, provide the Administrative Agent any information and documentation reasonably requested by it for purposes of compliance with the Beneficial Ownership Regulation.

SECTION 6.16       Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or Australian Security Trustee (on its own behalf or on behalf of the Required Lenders) may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties in accordance with Section 10.3.  The Borrower also agrees to provide to the Administrative Agent and the Australian Security Trustee, from time to time upon the reasonable request by the Administrative Agent or the Australian Security Trustee, evidence reasonably satisfactory to the Administrative Agent or the Australian Security Trustee, as applicable, as to the perfection and priority of the Liens created or intended to be created by the applicable Security Documents.

SECTION 6.17      Maintenance of Debt Ratings.  Use commercially reasonable efforts to maintain Debt Ratings (but not any specific rating) from both Moody’s and S&P.

SECTION 6.18      Post-Closing Matters.  Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 6.18, in each case within the applicable corresponding time limits specified on such schedule (or such later dates as may be determined by the Administrative Agent in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, the Borrower will not, and will not permit any of its Subsidiaries to (and solely in the case of Sections 7.14 and 7.15, Holdings will not):

SECTION 7.1        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          the Obligations (including, for the avoidance of doubt, any Incremental Term Loans incurred in accordance with Section 3.13 and any Extended Term Loans incurred in accordance with Section 3.14) and any Credit Agreement Refinancing Indebtedness incurred in accordance with Section 3.15 (it being understood that Incremental Term Loans, Extended Term Loans and Credit Agreement Refinancing Indebtedness shall only be incurred pursuant to this clause (a));

(b)          the ABL Obligations in an amount not to exceed, at any one time outstanding, $200,000,000 plus accrued but unpaid interest with respect to the ABL Obligations and the amount of any fees, premiums or expenses incurred in connection therewith; provided that, for the avoidance of doubt, the Indebtedness described in this clause (b) may consist of Indebtedness of Foreign Subsidiaries; provided further, that, to the extent secured, the Indebtedness described in this clause (b) shall at all times be subject to the Closing Date Intercreditor Agreement;

(c)          Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate, commodity price or foreign currency risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business; provided that if any such Indebtedness under this clause (c) constitutes ABL Obligations, such Indebtedness shall be subject to the terms of the Closing Date Intercreditor Agreement;

(d)          Indebtedness existing on the Closing Date and listed on Schedule 7.1, and any Permitted Refinancing Indebtedness in respect thereof;

(e)        Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided that (i) such Indebtedness or Attributable Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness and Attributable Indebtedness permitted by this clause (e), shall not exceed $30,000,000 at any time outstanding;

(f)          Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3 and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (ii) the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any time outstanding;

(g)         (i) Guarantees of Indebtedness of any Credit Party and (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 7.3 (other than clause (l) thereof); provided further that any Guarantee of Permitted Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Permitted Refinancing Indebtedness;

(h)         intercompany Indebtedness (i) owed by any Credit Party (other than Holdings) to another Credit Party, (ii) owed by any Credit Party (other than Holdings) to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 7.3(c);

(i)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(j)           Subordinated Indebtedness of the Borrower and its Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) after giving effect to such Indebtedness, any permanent repayment of Indebtedness in connection therewith  and any concurrent Acquisition or Investment made with the proceeds thereof and assuming that any commitments with respect to Indebtedness entered into in connection therewith are each fully drawn at such time, on a Pro Forma Basis and based on the most recently completed Reference Period for which financial statements have been delivered hereunder, either (A) the Total Net Leverage Ratio shall be at least 0.50 below the then applicable ratio set forth in Section 7.14 or (B) the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to such incurrence and the consummation of any such Acquisition or Investment and the Administrative Agent shall have received satisfactory written evidence that the Borrower shall be in compliance with this clause (ii), (iii) such Subordinated Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is 180 days after the then latest scheduled maturity date of the Term Loans and Term Loan Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), and (iv) the terms of such Subordinated Indebtedness reflect then current market terms (taken as a whole) at the time of issuance, including with respect to customary differences, cushions and conditions from the corresponding terms, covenants and conditions applicable to the then existing Term Loans and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive on Holdings and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole (except for terms with respect to such Subordinated Indebtedness that are applicable only to the period after the date that is 180 days after the Latest Maturity Date in effect at the time of incurrence of such Subordinated Indebtedness); provided further that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to the incurrence or assumption of such Subordinated Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Subordinated Indebtedness or substantially final drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement of clause (iv);

(k)          Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(l)           Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of Holdings or its Subsidiaries to purchase or redeem Equity Interests or options of Holdings permitted pursuant to Section 7.6(e); provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(m)         endorsement of instruments or other payment items for deposit in the ordinary course of business;

(n)        Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Holdings or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(o)         unsecured contingent liabilities in respect of any indemnification obligation incurred in the ordinary course of business or any reasonable and customary indemnification obligation, adjustment of purchase price, non-compete, earn-out or similar obligation of any Credit Party or any of its Subsidiaries entered into in connection with a Permitted Acquisition;

(p)           Indebtedness consisting of Cash Equivalents;

(q)          unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(r)           Indebtedness of any Credit Party not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(s)          Indebtedness (including Indebtedness in the form of Disqualified Equity Interests) and preferred stock of the Borrower in an aggregate principal amount of up to 100% of the Net Cash Proceeds received by the Borrower since immediately after the Closing Date from the issuance or sale of Qualified Equity Interests of the Borrower or cash contributed to common equity capital of the Borrower (in each case, other than proceeds of Disqualified Equity Interests, Specified Equity Contributions or issuances or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (c) and (d) of the definition of “Available Amount”;

(t)          Indebtedness in the form of pari passu, junior or subordinated secured or senior or subordinated unsecured notes and/or term loans (and/or commitments in respect thereof) issued or incurred by the Borrower in lieu of Incremental Term Loans and subject to the satisfaction of each of the Permitted Indebtedness Conditions (such notes or loans, “Incremental Equivalent Indebtedness”) and any Permitted Refinancing Indebtedness in respect thereof; provided that the original principal amount of such Incremental Equivalent Indebtedness to be incurred shall not exceed the Incremental Facility Limit (after giving effect to such Incremental Equivalent Indebtedness and any Incremental Term Loans incurred concurrently therewith;

(u)          Indebtedness (other than Indebtedness of the type permitted under clauses (f) through (h) of this Section 7.1) constituting Investments permitted under Section 7.3 (other than clauses (g) or (l) of Section 7.3); and

(v)           bank guarantees in connection with the letters of credit of the Acquired Entities in an aggregate amount not to exceed the amount set forth on Schedule 7.1.

Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness incurred in the form of the ABL Obligations may only be incurred pursuant to clauses (b) and (c) of this Section.

SECTION 7.2        Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)           Liens created pursuant to the Loan Documents;

(b)          Liens on Collateral (other than Collateral consisting of the Sunshine Reserve Account and amounts on deposit therein) securing (i) the ABL Obligations; provided that such Liens are subject at all times to the Closing Date Intercreditor Agreement and (ii) Incremental Equivalent Indebtedness or Refinancing Equivalent Indebtedness; provided that such Liens are subject at all times to the Closing Date Intercreditor Agreement and, if applicable, an Acceptable Junior Lien Intercreditor Agreement;

(c)        Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(d)          Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet delinquent and payable or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)          the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(f)          deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)          encumbrances in the nature of zoning restrictions, easements, rights of way, encroachments, other survey defects, rights or restrictions that would be shown by a current, accurate survey or physical inspection, and similar encumbrances or irregularities in title or on record of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(h)           Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(i)           Liens securing Indebtedness permitted under Section 7.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);

(j)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or securing appeal or other surety bonds relating to such judgments;

(k)          Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries (other than the proceeds of the Property subject to the Lien permitted under this clause (k)) and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;

(l)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof, (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and (iv) Liens or rights of setoff against credit balances of Holdings or any of its Subsidiaries with credit card issuers or credit card processors, or amounts owing by such credit card issuers or credit card processors to Holdings or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Holdings or any of its Subsidiaries, pursuant to applicable credit card agreements to secure the obligations of Holdings or any of its Subsidiaries to such credit card issuers or credit card processors as a result of fees and chargebacks;

(m)         (i) Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)          (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (A) interfere in any material respect with the business of Holdings or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of Holdings and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;

(o)          (i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries;

(p)          the licensing or sublicensing (other than exclusive licenses or sublicenses) of intellectual property in the ordinary course of business in a manner that does not, or could not reasonably be expected to, materially interfere with the business of Holdings and its Subsidiaries;

(q)         any provision for the retention of title to any property by the vendor or transferor of such property, which property is acquired by Holdings or a Subsidiary of Holdings in a transaction entered into in the ordinary course of business of Holdings or such Subsidiary of Holdings and for which kind of transaction it is normal market practice for such retention of title provision to be included;

(r)          Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 7.1(n);

(s)          Liens on cash collateral and deposit accounts maintained by the lienholder as depository bank to secure (i) Indebtedness incurred pursuant to Section 7.1(c) and/or (ii) Indebtedness incurred pursuant to Section 7.1(v); provided that the amount of such cash collateral shall not exceed the aggregate amount of the Indebtedness permitted pursuant to Section 7.1(v);

(t)           Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(u)          Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(v)          Liens in respect of an Australian Credit Party that is a deemed security interest under section 12(3) of the Australian PPSA which does not secure payment or performance of an obligation.

Notwithstanding the foregoing, (x) no Credit Party will, or will permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on or with respect to any of its fee-owned or leased real property, whether now owned or leased or hereafter acquired or leased, other than Liens described above in clauses (a), (b), (d), (e), (g), (i), (j), (k), (m) and (n) of this Section 7.2, as applicable,  (y) Liens on all or any material portion of the Borrower’s “Software as a Service” business shall not be permitted pursuant this Section, other than Liens described above in clauses (a), (b), (d), (n) or (p) of this Section 7.2 and (z) in no event shall the Sunshine Reserve Account or any amounts on deposit therein be subject to any Lien other than Liens of the Administrative Agent for the account of the Secured Parties and Liens of the Administrative Agent described in clause (l) above.

SECTION 7.3         Investments.  Make, hold or otherwise permit to exist any Investment, except:

(a)          Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3 and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 7.3;

(b)          Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party (other than Holdings), (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(c)          Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed $25,000,000 (provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (c) shall be evidenced by a note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and, to the extent constituting Term Loan Priority Collateral, shall be delivered to the Administrative Agent pursuant to the Security Documents (or, to the extent constituting ABL Priority Collateral, shall be delivered to the ABL Administrative Agent pursuant to the ABL Documents);

(d)          Investments in cash and Cash Equivalents;

(e)           Investments by the Borrower or any of its Subsidiaries consisting of Capital Expenditures permitted by this Agreement;

(f)           deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(g)          Hedge Agreements permitted pursuant to Section 7.1;

(h)          purchases of assets in the ordinary course of business;

(i)            Investments by the Borrower or any Subsidiary thereof in the form of:

(i)           Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.13; and

(ii)           Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount at any time outstanding not to exceed $25,000,000; provided that the foregoing dollar cap shall not apply to any Acquisition to the extent the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Subsidiary Guarantors, if not less than 80% of the Consolidated EBITDA of the Person(s) acquired in such Acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Subsidiaries) is generated by Person(s) that will become Subsidiary Guarantors (i.e., disregarding any Consolidated EBITDA generated by Subsidiaries of such Subsidiary Guarantors that are not (or will not become) Subsidiary Guarantors);

(j)           Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(k)           Investments in the form of Restricted Payments permitted pursuant to Section 7.6;

(l)            Guarantees permitted pursuant to Section 7.1;

(m)         non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 7.5;

(n)          so long as no Event of Default shall have occurred and be continuing, other Investments made with any portion of the Available Amount;

(o)          Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p)          extensions of trade credit in the ordinary course of business;

(q)          deposits of cash made in the ordinary course of business to secure performance of operating leases;

(r)           Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(s)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(t)            advances made in connection with purchases of goods or services in the ordinary course of business;

(u)          Investments received in settlement of amounts due to Holdings or any of its Subsidiaries effected in the ordinary course of business or owing to Holdings or any of its Subsidiaries as a result of proceedings under Debtor Relief Laws involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Holdings or its Subsidiaries;

(v)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(w)         Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that, subject to Section 1.10, immediately before and immediately after giving pro forma effect to any such Investments and any Indebtedness incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment), but, except to the extent of any Investments made utilizing the Available Amount, after giving effect to any permanent repayments in cash of principal and/or payments in cash of interest in the case of any Investment in the form of a loan and any amount realized in respect of such Investment in the form of an equity Investment upon the sale, collection or return of capital (whether as a distribution, dividend, redemption or sale, but not to exceed the original amount invested).

Notwithstanding the foregoing or anything else herein to the contrary, Investments of all or any material portion of the Borrower’s “Software as a Service” business shall not be permitted pursuant  this Section 7.3 other than Investments described in clause (b)(ii) of this Section 7.3.

SECTION 7.4        Fundamental Changes.  Merge, consolidate, amalgamate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)          (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated, liquidated, dissolved, wound up or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that when any Subsidiary Guarantor is merging, amalgamating, liquidating, dissolving, winding up or consolidating with another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor to the extent required under, and within the time period set forth in Section 6.13, with which the Borrower shall comply in connection with such transaction);

(b)         (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a U.S. Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a U.S. Subsidiary;

(c)         any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)         (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a U.S. Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a U.S. Subsidiary;

(e)           Asset Dispositions permitted by Section 7.5 (other than clause (b) thereof);

(f)          any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 7.3(i)); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a U.S. Subsidiary (other than a merger in which an Excluded Subsidiary is the surviving entity), (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.13 in connection therewith;

(g)         any Person may merge with or into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 7.3(i); provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and

(h)          any Subsidiary (other than the Borrower) may liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Notwithstanding the foregoing or anything else herein to the contrary, Asset Dispositions or any other transfer of all or any material portion of the Borrower’s “Software as a Service” business shall only be permitted pursuant this Section to the extent such Asset Disposition or transfer is permitted pursuant to clause (o) of Section 7.5.

SECTION 7.5        Asset Dispositions.  Make any Asset Disposition except:

(a)           the sale of inventory in the ordinary course of business;

(b)           the sale, transfer or other disposition of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 7.4;

(c)          the write-off, discount, sale or other disposition, in each case without recourse, of accounts receivable and similar obligations in the ordinary course of business, but only in connection with the compromise or collection thereof and not for financing purposes;

(d)          the disposition, termination or unwinding of any Hedge Agreement;

(e)          dispositions of cash and Cash Equivalents;

(f)          Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by Holdings at the time of such transfer) and (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(g)           the sale or other disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrower or any of its Subsidiaries;

(h)          non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(i)           leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(j)           Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b) are complied with in connection therewith; and

(k)           Asset Dispositions of property in the form of an Investment permitted pursuant to Section 7.3 (other than clause (m) thereof);

(l)           the expiration of intellectual property in accordance with its statutory term or the abandonment or lapse of intellectual property in the ordinary course of business, in each case in a manner that does not, and could not reasonably be expected to, materially interfere with the business of Holdings and its Subsidiaries, taken as a whole;

(m)          the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(n)         Asset Dispositions not otherwise permitted pursuant to this Section (excluding any Asset Disposition of all or any material portion of the assets comprising the Borrower’s “Software as a Service” business); provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition and (ii) such Asset Disposition is made for at least fair market value as determined in good faith by Holdings and the consideration received shall be no less than 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (ii) and Section 7.13 that is at that time outstanding, not in excess of $5,000,000 shall be deemed to be cash;

(o)          Asset Dispositions of all or material portion of the assets comprising the Borrower’s “Software as a Service” business; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for at least fair market value as determined in good faith by Holdings and the consideration received shall be in cash or Cash Equivalents and (iii) the Borrower shall have complied with Section 2.4(b)(ii) without giving effect to the reinvestment rights set forth in Section 2.4(b)(iii) thereof; and

(p)          Sale Leaseback transactions permitted under Section 7.13.

Notwithstanding the foregoing or anything else herein to the contrary, Asset Dispositions of all or any material portion of the Borrower’s “Software as a Service” business shall only be permitted pursuant to clause (o) of this Section.

SECTION 7.6        Restricted Payments.  Declare or make any Restricted Payments; provided that:

(a)           Holdings or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b)          any Subsidiary of the Borrower may make Restricted Payments to any Credit Party (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c)         (i) any Non-Guarantor Subsidiary that is a U.S. Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a U.S. Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)          the Borrower may declare and make (and each Subsidiary of the Borrower may declare and make to enable the Borrower to do the same) Restricted Payments to Holdings, so that Holdings may, and Holdings shall be permitted to:

(i)             pay any Taxes which are due and payable by the Credit Parties as part of a consolidated group; and

(ii)           pay corporate operating (including directors’ and manager’s fees and expenses and any costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or any similar Applicable Law under any applicable jurisdiction) and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, in each case, to the extent arising as a result of becoming, or otherwise associated with or attributable to being, a public company and which are consistent with past practice of Holdings and its Subsidiaries or otherwise typical for public companies) and overhead expenses (including rent, utilities and salary), in each case, in the ordinary course of business and reasonable fees and expenses of attorneys, accountants, appraisers and the like.

(e)         so long as no Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of equity securities of or capital contributions to Holdings or (B) otherwise in an aggregate amount not to exceed $4,000,000 in any Fiscal Year;

(f)         so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom at the time of declaration thereof and (y) after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis, the Total Net Leverage Ratio is not greater than 1.25 to 1.00, Holdings and its Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount;

(g)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis, the Total Net Leverage Ratio is not greater than 1.50 to 1.00, other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause and all Restricted Junior Debt Payments made pursuant to Section 7.9(b)(vi), not to exceed $25,000,000 during the term of this Agreement; and

(h)          Restricted Payments deemed to have occurred in connection with cashless exercises of warrants and options.

Notwithstanding the foregoing or anything else herein to the contrary, Restricted Payments of all or any material portion of the Borrower’s “Software as a Service” business shall not be permitted pursuant  this Section.

SECTION 7.7       Transactions with Affiliates.  Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any of its Affiliates, with respect to any transaction or series of related transactions involving consideration in excess of $5,000,000, other than:

(i)             transactions permitted by Sections 7.1, 7.3, 7.4, 7.5,  7.6, 7.9, 7.13 and 7.15;

(ii)            transactions existing on the Closing Date and described on Schedule 7.7;

(iii)           transactions among Credit Parties not prohibited hereunder;

(iv)         other transactions in the ordinary course of business on terms not less favorable, taken as a whole, to the Credit Parties and their respective Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined by Holdings in good faith and, other than purchases of Term Loans by Affiliated Lenders pursuant to Section 10.9(h), approved by a majority of Disinterested Members of the board of directors (or equivalent governing body) of Holdings;

(v)            employment, severance and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi)          payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors (or equivalent governing body), officers and employees of Holdings, the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(vii)          consummation of the Transactions and payment of the related Transaction Costs with respect thereto; and

(viii)        to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the issuance by Holdings or any Subsidiary of Equity Interests to, or the receipt of any capital contribution from, Holdings or a Subsidiary.

SECTION 7.8        Accounting Changes; Organizational Documents.

(a)          Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)           Amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lenders.

SECTION 7.9        Payments and Modifications of Indebtedness.

(a)          Other than amendments, modifications or supplements that comply with the terms of Permitted Refinancing Indebtedness, amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Junior Indebtedness or any Indebtedness (other than the ABL Obligations which shall be governed by Section 7.12) in excess of the Threshold Amount in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder or would violate the subordination terms thereof.

(b)         Cancel, forgive, make (directly or indirectly) any payment or prepayment or other distribution (whether in cash, securities or other property) on, or purchase, redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) or defease or otherwise satisfy prior to the scheduled maturity thereof, any Junior Indebtedness (each, a “Restricted Junior Debt Payment”), except:

(i)             from the proceeds of Permitted Refinancing Indebtedness;

(ii)            payments of regularly scheduled cash interest, expenses and indemnities and payment of principal on the scheduled maturity date of any Junior Indebtedness (other than any such payments prohibited by any subordination provisions applicable thereto);

(iii)           the conversion of any Junior Indebtedness to Qualified Equity Interests of Holdings;

(iv)          so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis, the Total Net Leverage Ratio is not greater than 1.25 to 1.00, the Borrower may make Restricted Junior Debt Payments in an amount not to exceed the Available Amount;

(v)            payments of interest in respect of Junior Indebtedness in the form of payment in kind interest constituting Indebtedness permitted pursuant to Section 7.1 (other than any such payments prohibited by any subordination provisions applicable thereto); and

(vi)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect thereto (and any Indebtedness incurred in connection therewith) on a Pro Forma Basis, the Total Net Leverage Ratio is not greater than 1.50 to 1.00, other Restricted Payments in an aggregate amount, taken together with all other Restricted Junior Debt Payments made pursuant to this clause and all Restricted Payments made pursuant to Section 7.6(g), not to exceed $25,000,000.

SECTION 7.10       No Further Negative Pledges; Restrictive Agreements.

(a)          Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the ABL Documents, or any documentation governing any Incremental Equivalent Indebtedness or Refinancing Equivalent Indebtedness; provided that such restrictions contained therein shall not prohibit or restrict the granting of Liens to secure the Secured Obligations, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(e) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iv) customary restrictions contained in the Organizational Documents of any Non-Guarantor Subsidiary as of the Closing Date, (v) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien); provided that this clause (a) shall not apply to any restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness (including in the case of any Permitted Refinancing Indebtedness); provided that the terms of restrictions or conditions are not, taken as a whole, materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements for the Indebtedness being refinanced.

(b)          Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents and (B) Applicable Law.

(c)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(e) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 7.11      Nature of Business.  Engage in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date and businesses and business activities reasonably related, incidental or ancillary thereto or reasonably similar thereto or that are reasonable extensions, developments or expansions thereof or ancillary thereto.

SECTION 7.12     Amendments of Other Documents.  Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of (a) the Sunshine Acquisition Agreement, in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, in each case, without the prior written consent of the Administrative Agent or (b) any of the ABL Documents in any respect which would contravene or violate the terms of the Closing Date Intercreditor Agreement.

SECTION 7.13      Sale Leasebacks.  Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease, a finance lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease (each of the foregoing, a “Sale Leaseback”), except (i) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after Holdings or such Subsidiary acquires or completes the construction of such fixed or capital asset, to the extent all Capital Lease Obligations, Attributable Indebtedness and Liens associated with such Sale Leaseback are permitted by Sections 7.1(e) and 7.2(i) (treating the property subject thereto as being subject to a Lien securing the related Attributable Indebtedness, in the case of a Sale Leaseback not accounted for as a Capital Lease Obligation); provided that for purposes of this Section 7.13, any Designated Non-Cash Consideration received in respect of such Sale Leaseback having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to Section 7.5(n) and this Section 7.13 that is at that time outstanding, not in excess of $5,000,000 shall be deemed to be cash and (ii) Sale Leasebacks with respect to real property or equipment having a fair market value in the aggregate not to exceed $25,000,000. For the avoidance of doubt, the Net Cash Proceeds received from a Sale Leaseback pursuant to subsection (ii) of this Section 7.13 are subject to the mandatory prepayment provisions of Section 2.4(b).

SECTION 7.14      Total Net Leverage Ratio.  As of the last day of each fiscal quarter of the Borrower then most recently ended for which financial statements of the type described in Section 6.1(a) or Section 6.1(b), as applicable, have been delivered (or are required to have been delivered), commencing with the fiscal quarter ending June 30, 2021, permit the Total Net Leverage Ratio to be greater than 3.00 to 1.00.

SECTION 7.15      Limitations on Holdings.  Permit Holdings to:

(a)          hold any assets other than (i) the Equity Interests of the Borrower (and/or intercompany advances to the Borrower), (ii) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the Borrower without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (iii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (iv) minute books and other corporate books and records of Holdings and (v) other miscellaneous non-material assets;

(b)         incur any Indebtedness or have any other material liabilities other than (i) the Indebtedness under the Loan Documents, (ii) tax liabilities arising in the ordinary course of business, (iii) Guarantees of Indebtedness or other obligations of any Borrower and/or any Subsidiary that are otherwise permitted under Section 7.1, (iv) corporate, administrative and operating expenses in the ordinary course of business and (v) liabilities under any contracts or agreements described in clauses (a)(ii) and (iii) above; or

(c)          engage in any activities or business, other than (i) performing its obligations under the Loan Documents and other Indebtedness and Guarantees permitted by clause (b) of this Section 7.15, (ii) issuing shares of its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests), (iii) holding the assets and incurring the liabilities described in this Section 7.15 and activities incidental and related thereto, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course of business (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with Applicable Law; (vii) making any filings required to be made with the SEC or otherwise required for public companies and otherwise complying with Applicable Law (including with respect to the maintenance of its existence); (viii) holding (A) cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted dispositions made by, any of its Subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interests of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 7.1; (ix) opening and maintaining bank accounts; (x) providing indemnification for its officers, directors, members of management, employees and advisors or consultants in the ordinary course of business; (xi) participating in tax, accounting and other administrative matters in the ordinary course of business; (xii) making and holding Investments of the type permitted under Section 7.3(j); and (xiii) activities incidental and related to any of the foregoing.

SECTION 7.16      Australian Tax Matters.  No Credit Party will, nor permit any Australian Subsidiary to, become a member of an Australian Tax Consolidated Group without entering into an Australian TSA and an Australian TFA. The Australian TSA and Australian TFA may be amended or replaced from time to time, to the extent necessary, to ensure it remains a valid Australian TSA or an Australian TFA.

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1         Events of Default.  Each of the following shall constitute an Event of Default:

(a)         Default in Payment of Principal of Term Loans.  The Borrower or any other Credit Party shall default in any payment of principal of any Term Loan when and as due (whether at maturity, by reason of acceleration or otherwise), including, without limitation, any failure to prepay the Initial Term Loans in accordance with Section 2.4(b)(vii).

(b)        Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Term Loan or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c)          Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)          Default in Performance of Certain Covenants.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Section 6.3(a), 6.4, 6.14, 6.17 or 6.18 or Article VII.

(e)         Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Administrative Agent’s delivery of written notice thereof to the Borrower.

(f)         Indebtedness Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of the ABL Obligations (or any Permitted Refinancing Indebtedness in respect thereof) or any Indebtedness (other than the Term Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, each of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to the ABL Obligations (or any Permitted Refinancing Indebtedness in respect thereof) or any Indebtedness (other than the Term Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, each of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that no such event under the ABL Documents (or Permitted Refinancing Indebtedness in respect thereof) shall constitute an Event of Default under this clause (f) (other than an event of default thereunder which constitutes an independent Event of Default under this Agreement without regard to the provisions of the ABL Documents (or Permitted Refinancing Indebtedness in respect thereof)) until the earliest to occur of (x) the conclusion of a 30-day grace period after such event or circumstance (but only if such event or circumstance has not been cured or waived prior to the expiration of such 30-day period), (y) the acceleration of the Indebtedness under the ABL Documents (or Permitted Refinancing Indebtedness in respect thereof) and/or termination of the commitments under the ABL Documents (or Permitted Refinancing Indebtedness in respect thereof) as a result of such event or (z) the exercise of any remedies by the ABL Administrative Agent or collateral agent or any lenders holding ABL Obligations (or Permitted Refinancing Indebtedness in respect thereof) in respect of any Collateral.

(g)          Change in Control.  Any Change in Control shall occur.

(h)         Voluntary Bankruptcy Proceeding.  Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, an administrator, a Controller, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due or (vi) make a general assignment for the benefit of creditors.

(i)          Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.

(j)          Failure of Agreements.  Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease (other than solely as the result of an action or failure to act on the part of the Administrative Agent) to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any material portion of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k)          ERISA Events.  The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate makes a complete or partial withdrawal from any Multiemployer Plan and the Multiemployer Plan notifies such Credit Party or ERISA Affiliate that such entity has incurred a withdrawal liability which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l)           Judgment.  One or more judgments, orders or decrees for the payment of money that individually or in the aggregate (to the extent not paid or covered by insurance or third party indemnification as to which the relevant insurance company or indemnifying Person has acknowledged the claim and has not disputed coverage or indemnification, as the case may be) are in excess of the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

(m)        Intercreditor Agreements and Subordination Terms.  (i) The Closing Date Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the ABL Administrative Agent, enforceable in accordance with its terms (to the extent that any Indebtedness held by such party remains outstanding), (ii) any Acceptable Junior Lien Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms (to the extent that any Indebtedness held by such party remains outstanding)  or (iii) the Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any of the provisions of the Closing Date Intercreditor Agreement or any Acceptable Junior Lien Intercreditor Agreement or that such provisions exist for the benefit of the Secured Parties; (iv) any of the Secured Obligations for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations, (v) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (vi) any Credit Party or any Subsidiary of any Credit Party, shall assert any of the foregoing in writing.

SECTION 8.2      Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)          Acceleration; Termination of Credit Facility.  Terminate the Term Loan Commitments and declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings; provided that upon the occurrence of an Event of Default specified in Section 8.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)          General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 8.3        Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)          The enumeration of the rights and remedies of the Administrative Agent (including in its capacity as the Australian Security Trustee) and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.6), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.4       Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of the Closing Date Intercreditor Agreement and any Acceptable Junior Lien Intercreditor Agreement, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans and Secured Hedge Obligations and Secured Cash Management Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof.  Each holder of Secured Cash Management Obligations or Secured Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.5       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 10.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.

SECTION 8.6        Credit Bidding.

(a)         The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2.

(b)          Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 8.7         Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default for failure to comply with Section 7.14 at the end of any fiscal quarter, until the expiration of the tenth (10th) Business Day after the day on which the financial statements and Compliance Certificate are required to be delivered for such fiscal quarter (the “Cure Expiration Date”), the Net Cash Proceeds from any cash equity contribution (which equity shall be either common Equity Interests or other Qualified Equity Interests) made to Holdings and contributed in cash to the common Equity Interests or other Qualified Equity Interests of the Borrower after the end of such fiscal quarter will, at the written request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purpose of determining compliance with Section 7.14  at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period there will be a period of at least two fiscal quarters in which no Specified Equity Contribution is made, (b) no more than four (4) Specified Equity Contributions may be made during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause Holdings and the Borrower to be in pro forma compliance with the financial covenant set forth in Section 7.14 for such fiscal quarter, (d) Consolidated EBITDA shall be increased by an amount equal to such Specified Equity Contribution solely for the purpose of determining compliance with the financial covenant set forth in Section 7.14 with respect to any Reference Period that includes the fiscal quarter for which such Specified Equity Contribution was made and not for any other purpose under this Agreement (including for purposes of determining the availability or amount of any covenant baskets or carve-outs, pricing or for any other purpose), (e) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.14 for the Reference Period ended as of the end of the fiscal quarter for which the Specified Equity Contribution was made (but any such reduction shall be given effect in calculations of Section 7.14 in subsequent Reference Periods that include such fiscal quarter).  Holdings shall, on or prior to the making of any Specified Equity Contribution, give the Administrative Agent a written notice identifying the aggregate amount of such Specified Equity Contribution to be used to test compliance with Section 7.14 for such fiscal quarter.  Upon the making of a Specified Equity Contribution, the financial covenant set forth in Section 7.14 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this Section 8.7 shall waive any Default or Event of Default that exists pursuant to Section 7.14 until such recalculation.  If, after giving effect to such recalculation, Holdings and the Borrower are in compliance with the financial covenant set forth in Section 7.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, then the applicable Default or Event of Default that had occurred shall be deemed cured and not to have occurred for all purposes of this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary contained in Article VIII, neither the Administrative Agent nor or any Lender may exercise any rights or remedies under Section 8.2 (or under any other Loan Document) on the basis of any actual or purported Event of Default for failure to comply with Section 7.14  until and unless the Cure Expiration Date has occurred without a Specified Equity Contribution having been contributed and designated; provided that during the period set forth in this sentence, an Event of Default shall nevertheless be deemed to have occurred and be continuing for all other purposes under the Loan Documents.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1        Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as provided in Sections 9.6 and 9.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and their respective Related Parties, and neither Holdings nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b)        The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations and Secured Cash Management Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article and Article X (including Section 10.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)          It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 9.2       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 9.3        Exculpatory Provisions.

(a)          The Administrative Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arranger and their respective Related Parties:

(i)             shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)        shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of Holdings, the Borrower or any of their respective Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arranger or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(iv)           shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.

(b)          The Administrative Agent, the Arranger and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by Holdings, the Borrower or a Lender.

(c)          The Administrative Agent, the Arranger and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)         The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, Affiliated Lenders (including those with respect to Designated Affiliated Lenders) or Net Short Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, Affiliated Lender, Designated Affiliated Lender or Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution, Affiliated Lender (including any Designed Affiliated Lender) or Net Short Lender.

SECTION 9.4        Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 9.9.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, as applicable, or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

SECTION 9.5       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 9.6        Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default under Section 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or  financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, an Affiliated Lender, a Disqualified Institution or a Net Short Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default under Section 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such removal), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d)          Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Administrative Agent.

SECTION 9.7       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that none of  the Administrative Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger or any of their respective Related Parties including any consent to, and acceptance of any assignment or review of the affairs of Holdings, the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arranger or any of their respective Related Parties has disclosed material information in its (or its Related Parties’) possession.  Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Holdings, the Borrower and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to Holdings, the Borrower and their Subsidiaries and (ii) it will not assert any claim in contravention of this Section 9.7.

SECTION 9.8       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 9.9        Collateral and Guaranty Matters.

(a)         Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations and Secured Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Secured Cash Management Obligations or Secured Hedge Obligations as to which arrangements satisfactory to the applicable holders thereof shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, as certified by the Borrower or (C) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.2; provided that any release of all or substantially all of the Collateral shall be subject to Section 10.2(i);

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(i); provided that the subordination of all or substantially all of the Collateral shall be subject to Section 10.2(i); and

(iii)          to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower; provided that the release of Subsidiary Guarantors comprising all or substantially all of the credit support for the Secured Obligations shall be subject to Section 10.2(h).

In the case of any sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5 or sale and lease back transaction pursuant to Section 7.13 (in each case, other than to a Credit Party), the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.  In addition, in each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement and each applicable Security Document, in each case, in accordance with the terms of the Loan Documents and this Section 9.9 as certified by the Borrower; provided, that, in connection with, and as a condition to the execution and delivery of, any such documents so requested by any Credit Party, upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement, which certificate may be relied upon by the Administrative Agent without further investigation or action.

(b)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.10     Secured Hedge Obligations and Secured Cash Management Obligations.  No holder of any Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 8.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty Agreement or any Security Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Hedge Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations and Secured Hedge Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations and Secured Cash Management Obligations in the case of the Term Loan Maturity Date.

SECTION 9.11      Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments or this Agreement;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement; or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.12      Australian Security Trust Deed.

(a)          Upon the execution of the Australian Security Trust Deed, the Secured Parties appoint the Australian Security Trustee under the terms of the Australian Security Trust Deed to act as their trustee under and in relation to the Australian Security Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on trust and on the terms contained in the Australian Security Documents and each Secured Party authorizes the Australian Security Trustee under the terms of the Australian Security Trust Deed to exercise such rights, remedies, powers and discretions as are specifically delegated to the Australian Security Trustee by the terms of the Australian Security Documents, together with all such rights, remedies, powers and discretions as are incidental thereto and the Australian Security Trustee hereby accepts that appointment.

(b)          Upon the execution of the Australian Security Trust Deed, each Secured Party:

(i)             acknowledges that it is aware of, and consent to, the terms of the Australian Security Trust Deed;

(ii)            agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (to be defined in the Australian Security Trust Deed);

(iii)          acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement;

(iv)           without limiting the general application of paragraph (i) above, acknowledges and agrees:

(A)                to the limitations and releases of the Australian Security Trustee’s liabilities;

(B)                that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Australian Security Trust Deed and Australian Security Documents;

(C)                that it, its assigns and successors, is bound by each consent, approval, waiver, amendment or other decision by the Administrative Agent or any instruction to the Australian Security Trustee by the Administrative Agent unless revoked in accordance with terms of the Australian Security Trust Deed;

(D)                to provide the indemnities contained in the Australian Security Trust Deed; and

(v)          without limiting the general application of paragraph (i) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (to be defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

(c)          The Administrative Agent shall provide a copy of the execution form of the Australian Security Trust Deed to each Secured Party prior to execution of that document by the parties to it.

(d)          The Administrative Agent may resign from its capacity as Australian Security Trustee at any time in accordance with the Australian Security Trust Deed.

(e)         This Section is executed as a deed poll in favor of the Australian Security Trustee and each Beneficiary (to be defined in the Australian Security Trust Deed) from time to time. The law of New South Wales governs this Section 9.12 and the parties submit to the non-exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia in relation to this Section 9.12.

ARTICLE X

MISCELLANEOUS

SECTION 10.1      Notices.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

c/o Thryv, Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
Attn: KJ Christopher
E-mail:  Kj.Christopher@thryv.com

With copies to:

Weil, Gotshal & Manges LLP
767 Fifth Ave.
New York, New York 10153
Attention of: Andrew Colao
Telephone No.: (212) 310 - 8830
Facsimile No.: (212) 310 - 8007
E-mail:  andrew.colao@weil.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services
Telephone No.:  (704) 590-2706
Facsimile No.:  (844) 879-5899

With copies to:

Wells Fargo Bank, National Association
MAC D1086-074
550 South Tryon Street, 7th Floor
Charlotte, NC  28202-4200

Attention of:  Monica Trautwein
Telephone No.:  (704) 715-6877
E-mail:  Monica.Trautwein@wellsfargo.com

And solely in the case of any DQ List supplements or updates or Section 10.9(h)(vi) notices:

Wells Fargo Bank, National Association
550 South Tryon Street, 4th Floor
Charlotte, North Carolina 28202-4200
MAC D1086-041
Attention of: Phil Waldier
Email: phillip.waldier@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

(d)         Change of Address, Etc.  Each of Holdings, the Borrower or the Administrative Agent may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.  Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e)           Platform.

(i)            Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.  The Administrative Agent may make the DQ List available on a confidential basis in accordance with Section 10.10 to any Lender who specifically requests a copy thereof, and such Lender may provide such DQ List to any potential assignee or participant who agrees to keep such list confidential in accordance with Section 10.10 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) is a Disqualified Institution.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution.  Each of the Borrower and each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)          Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 10.2     Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document (including Section 3.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)          increase or extend the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 8.2) or increase the amount of Term Loans of any Lender, in any case, without the written consent of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default or Event of Default, mandatory prepayment or mandatory reduction of the Term Loan Commitments shall, in and of itself, constitute an increase in the Term Loan Commitment of any Lender;

(b)          waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (it being understood that a waiver of a mandatory prepayment under Section 2.4(b) shall only require the consent of the Required Lenders), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)          reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clauses (ii) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(d)          change Section 3.6 or Section 8.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 3.6 or Section 8.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)          change Section 2.4(b)(viii) (or amend any other term of the Loan Documents that would have the effect of changing Section 2.4(b)(viii)) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f)          except as otherwise permitted by this Section 10.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(g)         consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h)          release (i) Holdings, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty Agreement (other than as expressly authorized in Section 9.9), or release the Borrower from its rights and obligations under any Loan Document to which it is a party, in each case, without the written consent of each Lender; or

(i)           release or subordinate, or amend any other term of the Loan Documents that would have the effect of releasing or subordinating, the Liens on all or any material portion of the Collateral granted to or held by the Administrative Agent under any Loan Document (other than as expressly authorized in the Closing Date Intercreditor Agreement with respect to ABL Priority Collateral) or subordinate or otherwise adversely affect the priority of payment of the Obligations (in each case, other than in connection with a debtor-in-possession financing that is permitted under the terms of the Closing Date Intercreditor Agreement), without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 10.1(e), Section 10.20 or Article IX hereof; (ii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) notwithstanding the foregoing, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans of a particular Class (but not the Lenders holding Term Loans of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (iv) the Administrative Agent and the Borrower shall be permitted to (A) amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, (B) amend, supplement and/or waive the provisions of this Agreement or any of the other Loan Documents solely to the extent necessary to comply with any Applicable Law or to cause such Loan Document to be consistent with this Agreement and/or the other relevant Loan Documents and (C) amend this Agreement to add in terms that are more restrictive on Holdings and its Subsidiaries than the terms and conditions of this Agreement and/or add any financial maintenance covenant for the benefit of the Lenders hereunder, in each case, in connection with the incurrence of any Indebtedness permitted under this Agreement, (v) any waiver, amendment or modification of the Closing Date Intercreditor Agreement (and any related definitions) may be effected on the terms set forth therein, (vi) any waiver, amendment or modification of any Acceptable Junior Lien Intercreditor Agreement (and any related definitions) may be effected on the terms set forth therein and (vii) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.8(c) in accordance with the terms of Section 3.8(c).  Notwithstanding anything to the contrary herein, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender and (y) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and instead shall be deemed to have voted its interest as a Lender as provided in the penultimate paragraph of this Section 10.2.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents, (y) enter into amendments or modifications to this Agreement (including amendments to this Section 10.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 3.13, 3.14 and 3.15 (including without limitation, as applicable, (A) to provide that additional Classes of Term Loans and/or Term Loan Commitments shall share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations, (B) to appropriately include the Lenders of such Classes in any determination of (1) Required Lenders or (2) similar required lender terms applicable thereto and (C) to permit any such additional credit facilities to share ratably with the Term Loans in the application of prepayments; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Term Loan Commitment or any increase in any Lender’s Term Loan Percentage, in each case, without the written consent of such affected Lender and (z) to make amendments to any outstanding tranche of Term Loans to permit any Term Loan Commitment with respect to an Incremental Term Loan and Incremental Term Loans to be “fungible” (including for purposes of the Code) with such tranche of Term Loans, including increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Term Loan Commitment with respect to such Incremental Term Loans; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (i) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Term Loans and/or Term Loan Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Term Loans and Term Loan Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Term Loans and Term Loan Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Credit Parties or any instrument issued or guaranteed by any of the Borrower or other Credit Parties shall not be deemed to create a short position with respect to the Term Loans and/or Term Loan Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Term Loans and/or Term Loan Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Term Loans or the Term Loan Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Term Loans or the Term Loan Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Term Loans and/or Term Loan Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Term Loans or the Term Loan Commitments, or as to the credit quality of any of the Borrower or other Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index.  In connection with any such determination, each Lender (other than any Lender that is a Regulated Bank) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

SECTION 10.3      Expenses; Indemnity.

(a)         Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, the Arranger and their respective Affiliates and, if reasonably necessary, a single local counsel and/or specialty counsel in each relevant and material jurisdiction and a single special counsel with respect to each relevant and material specialty) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders taken as a whole, and, if reasonably necessary, a single local counsel in each relevant and material jurisdiction and a single special counsel with respect to each relevant and material specialty for the Administrative Agent and the Lenders (taken as a whole) in each relevant and material jurisdiction or specialty, and in the case of an actual or perceived conflict of interest of any of the foregoing counsel, one additional such counsel in each relevant and material jurisdiction or specialty to the affected persons similarly situated and taken as a whole)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related reasonable and documented expenses (limited, in the case of legal fees and expenses pursuant to this Section 10.3(b), to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel and/or specialty counsel for all Indemnitees (taken as a whole) in each relevant and material jurisdiction or specialty, and in the case of an actual or perceived conflict of interest of any of the foregoing counsel, one additional such counsel in each relevant and material jurisdiction or specialty to the affected persons similarly situated and taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) any dispute solely among the Indemnitees (other than any claims (1) against an Indemnitee in its capacity as or in fulfilling its role as an agent or arranger or any similar role under this Agreement or any other Loan Document or (2) arising out of any act or omission of Holdings, the Borrower or any of its Subsidiaries or Affiliates).  This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Term Loans at such time, or if the outstanding Term Loans have been reduced to zero, then based on such Lender’s share of the outstanding Term Loans immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender).  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.7.

(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each of the parties hereto agree that they shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the indemnity or reimbursement obligations of the Borrower to the extent such indirect, special, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification or reimbursement hereunder.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)            Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 10.4     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.5      Governing Law; Jurisdiction, Etc.

(a)          Governing Law.  Except as provided in Section 9.12 solely with respect to the matters set forth in Section 9.12 and in the case of the Australian Security Documents, this Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, in tort, in equity or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)         Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and, except as provided in Section 9.12 solely with respect to the matters set forth in Section 9.12, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 10.6    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.7      Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

SECTION 10.8     Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 10.9      Successors and Assigns; Participations.

(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption or Affiliated Lender Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption or Affiliated Lender Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under any of Sections 8.1(a), (b), (h) or (i) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the assigned Term Loans, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under any of Sections 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made to certain institutions identified by the Administrative Agent or the Arranger to the Borrower prior to the Closing Date and mutually agreed to by the Borrower in connection with the primary syndication of the Credit Facility and during the period commencing on the Closing Date and ending on the date that is sixty (60) days following the Closing Date; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided further that the Borrower may withhold its consent (in its sole discretion) to any assignment to any Person that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution, regardless of whether any such Person is reasonably identifiable as an Affiliate of a Disqualified Institution on the basis of such Person’s name (it being understood and agreed that to the extent the Borrower withholds its consent in reliance on this proviso, the Borrower will promptly update the DQ List thereafter to list such Affiliate as a Disqualified Institution); and

(B)                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) Holdings, the Borrower or any of its Subsidiaries or Affiliates (other than as set forth in clauses (g) and (h) below), (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v) or (D) any Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption or Affiliated Lender Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption or Affiliated Lender Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption or an Affiliated Lender Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates (other than in accordance with clauses (g) or (h) below, which shall be null and void and any assignment to a Disqualified Institution which shall be subject to clause (i) below).

(c)         Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b), (c), (d) or (e) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 and Section 10.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)          Borrower Buybacks.  Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower (x) through open market purchases or (y) in accordance with the procedures set forth on Exhibit I, pursuant to an offer made available to all Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)             all such assignments shall be evidenced by an Affiliated Lender Assignment and Assumption containing customary “big boy” disclaimers;

(ii)           immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Lender to the Borrower, such Term Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled and each principal installment owing to the Lenders participating in such open market purchase or Dutch Auction shall, as to such retired or cancelled Term Loans, be reduced on a pro rata basis by the full par value of the aggregate principal amount of such Term Loans so retired or cancelled;

(iii)           no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment; and

(iv)         in no event shall the aggregate principal amount of Term Loans (determined based on the face amount thereof) assigned via open market purchases to the Borrower pursuant to this Section 10.9(g) in any Fiscal Year exceed 15% of the outstanding principal balance of the Term Loans (as determined at 9:00 am on the first Business Day of such Fiscal Year).

(h)         Assignments to Affiliated Lenders.  Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender through (x) open-market purchases or (y) Dutch Auctions, subject to the following limitations:

(i)             all such assignments shall be evidenced by an Affiliated Lender Assignment and Assumption containing customary “big boy” disclaimers;

(ii)         Non-Designated Affiliated Lenders will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Credit Party or its representatives (and in any case, other than the right to receive notices of borrowings, notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II), (B) attend or participate in meetings amongst the Lenders and the Administrative Agent to which the Credit Parties or their respective representatives are not invited, or (C) access any electronic site for which access is limited to the Lenders and their representatives or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders;

(iii)          (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, the Terms Loans held by such Non-Designated Affiliated Lender shall be disregarded in both the numerator and the denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Non-Designated Affiliated Lender shall have the right to vote (and the Term Loans held by such Non-Designated Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately and adversely affects such Non-Designated Affiliated Lender in its capacity as a Lender as compared to the other Lenders that are not Non-Designated Affiliated Lenders or (2) deprive any Non-Designated Affiliated Lender of its share of any payment in which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Non-Designated Affiliated Lender and (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”) (x) the interest of any Non-Designated Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of the Lender that are not Non-Designated Affiliated Lenders on the relevant matter; provided that each Non-Designated Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any Plan of Reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Non-Designated Affiliated Lender (in its capacity as a Lender) in such Term Loan in a manner that is less favorable to such Non-Designated Affiliated Lender than the proposed treatment of the Term Loans held by other Lenders and (y) all Non-Designated Affiliated Lenders shall be treated as a single lender for purposes of any “numerosity” or similar requirement applicable therein;

(iv)         the aggregate principal amount of Term Loans held at any one time by all Affiliated Lenders may not exceed 25% of the aggregate outstanding principal amount of Term Loans (after giving effect to any substantially simultaneous cancellation thereof, the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Term Loan made available to Affiliated Lenders by means other than formal assignments (e.g., as a result of an acquisition of another Lender by an Affiliated Lender or the provision of Incremental Term Loans by an Affiliated Lender); provided further that to the extent that any assignment to an Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void (except to the extent such excess amount is subsequently assigned to a Person that is not an Affiliated Lender);

(v)           no Affiliated Lender will be entitled to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim or action against the Administrative Agent, in its role as such, or any Lender or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel;

(vi)           each Designated Affiliated Lender is either (A) identified on the list provided to the Arranger prior to the Closing Date or (B) is an Affiliate of the Borrower or a Permitted Investor that was formed or acquired after the Closing Date and was identified by name in a written notice by the Borrower to the Administrative Agent after the Closing Date (which such notice shall be specifically labeled as a supplement to the Designated Affiliated Lender list and delivered to each address of the Administrative Agent set forth in Section 10.1(a));

(vii)       by its execution of an Affiliated Lender Assignment and Assumption each Designated Affiliated Lender shall be deemed to have represented to the Administrative Agent that it satisfies each of the requirements of a Designated Affiliated Lender and the Administrative Agent shall be entitled to rely on such representation and warranty without further inquiry or action;

(viii)       the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption;

(ix)          immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Lender to the Borrower, such Term Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment;

(x)            no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment contemplated by this clause (h); and

(xi)           no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.9(h).

Each Affiliated Lender that is a Lender hereunder agrees to comply with the terms of this clause (h) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent).  Each Affiliated Lender and the Borrower agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender or a known Affiliate of a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

(i)            Disqualified Institutions.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and  (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (i)(i) shall not be void, but the other provisions of this clause (i) shall apply.

(ii)           If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Holdings, the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)         The Administrative Agent may make the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) available on a confidential basis in accordance with Section 10.10 to any Lender who specifically requests a copy thereof, and such Lender may provide such DQ List to any potential assignee or participant who agrees to keep such list confidential in accordance with Section 10.10 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) is a Disqualified Institution.

SECTION 10.10     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (other than Disqualified Institutions) in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Holdings or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms set forth in this Section 10.10 (or on terms that are otherwise reasonably acceptable to the Borrower)), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by Applicable Law or compulsory legal process (in which case the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to promptly notify the Borrower, in advance, to the extent practicable and permitted by Applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.10, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f), but subject to Section 10.9(i)(iv)), and/or (iii) an investor or prospective investor in an Approved Fund for the purpose of evaluating an investment in such Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility (but in the case of clause (ii), limited to the deal terms and other general information regarding the Credit Facility), (h) with the written consent of the Borrower, (i) deal terms and other general information regarding the Credit Facility customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.10 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Holdings or the Borrower or their Subsidiaries, (k) to the extent that such information is independently developed by such Person, so long as the Administrative Agent and the Lenders have not otherwise breached their respective confidentiality obligations hereunder and have not developed such information based on information received from a third party that to its knowledge has breached confidentiality obligations owing to the Borrower, or (l) for purposes of establishing a “due diligence” defense.  Nothing in this Agreement permits the Secured Parties to disclose any information under Section 275(4) of the Australian PPSA unless Section 275(7) of the Australian PPSA applies.  For purposes of this Section 10.10, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.11     Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 10.12   All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Term Loan Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 10.13     Survival.

(a)          All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)          Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 10.14    Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 10.15    Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 10.16    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 10.17    Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 10.18    USA PATRIOT Act; Anti-Money Laundering Laws.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 10.19   Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

SECTION 10.20    No Advisory or Fiduciary Responsibility.

(a)          In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger, such Lender or any of their respective Affiliates has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)         Each Credit Party acknowledges and agrees that the Administrative Agent, each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Holdings, the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if the Administrative Agent, such Lender, Arranger or Affiliate thereof were not the Administrative Agent, a Lender, the Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Administrative Agent, the Arranger, Holdings, the Borrower or any Affiliate of the foregoing.  Each Lender, the Administrative Agent, the Arranger and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Administrative Agent, the Arranger, the Borrower or any Affiliate of the foregoing.

SECTION 10.21   Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement, the Closing Date Intercreditor Agreement, any Acceptable Junior Lien Intercreditor Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect; provided further that the Closing Date Intercreditor Agreement or any Acceptable Junior Lien Intercreditor Agreement, as applicable, governs and controls in the event of any conflict with any other Loan Document (including this Agreement).

SECTION 10.22    Intercreditor Agreements.

(a)         Each Lender (i) irrevocably authorizes Administrative Agent to enter into the Closing Date Intercreditor Agreement or any supplements or joinders thereto with the ABL Administrative Agent and, if applicable, one or more representatives for the holders of any Indebtedness that is, or is intended to be, secured by the Collateral on a pari passu or with the Secured Obligations, (ii) consents to the terms and provisions of the Closing Date Intercreditor Agreement, (iii) agrees that it is and will be bound (as a Lender) by the terms and conditions of the Closing Date Intercreditor Agreement, whether or not such Lender executes the Closing Date Intercreditor Agreement, and (iv) agrees not to take any actions contrary to the provisions of the Closing Date Intercreditor Agreement.

(b)         Each Lender (i) irrevocably authorizes Administrative Agent to enter into any Acceptable  Junior Lien Intercreditor Agreement or any supplements or joinders thereto with the ABL Administrative Agent and one or more representatives for the holders of any Indebtedness that is, or is intended to be, secured by the Collateral on a junior basis with the Secured Obligations, (ii) consents to the terms and provisions of such Acceptable Junior Lien Intercreditor Agreement, (iii) agrees that it is and will be bound (as a Lender) by the terms and conditions of such Acceptable Junior Lien Intercreditor Agreement, whether or not such Lender executes such Acceptable Junior Lien Intercreditor Agreement, and (iv) agrees not to take any actions contrary to the provisions of such Acceptable Junior Lien Intercreditor Agreement.

SECTION 10.23     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties hereto, each of the parties hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24    Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)                a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)               a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 10.25     Australian PPSA Provisions. Where any Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:

(a)            for the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(i)                 each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA;

(ii)                sections 142 and 143 of the Australian PPSA are excluded; and

(iii)               for the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(b)         each party to this Agreement waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement); and

(c)            if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Secured Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.

This clause does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

THRYV HOLDINGS, INC., as Holdings

By:	/s/ Lesley Bolger
Name: Lesley Bolger
Title: VP Corporate Counsel-Legal & Human Resources, Chief Compliance Officer and Secretary

THRYV, INC., as Borrower

By:	/s/ Lesley Bolger
Name: Lesley Bolger
Title: VP Corporate Counsel-Legal & Human Resources, Chief Compliance Officer and Secretary

Thryv, Inc.
Term Loan Credit Agreement
Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Monica Trautwein
Name: Monica Trautwein
Title: Director

 Thryv, Inc.
Term Loan Credit Agreement
Signature Page